Exhibit 10.2
CERTAIN CONFIDENTIAL INFORMATION, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE (I) IT IS NOT MATERIAL AND (II) THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS THE INFORMATION AS PRIVATE AND CONFIDENTIAL.

ONE SANTANA WEST

OFFICE LEASE AGREEMENT

BETWEEN

SR WINCHESTER, LLC, LANDLORD

AND

COUCHBASE, INC., TENANT

DATE: AUGUST 1, 2024

OFFICE LEASE AGREEMENT

THIS OFFICE LEASE AGREEMENT (this “Lease”) is made this 1st day of August, 2024 (the “Effective Date”), by and between SR WINCHESTER, LLC, a Delaware limited liability company, by its managing member, STREET RETAIL, INC., a Maryland corporation (“Landlord”), and COUCHBASE, INC., a Delaware limited liability company (“Tenant”).
IN CONSIDERATION of the payments of rents and other charges provided for herein and the covenants and conditions hereinafter set forth, Landlord and Tenant hereby covenant and agree as follows:
ARTICLE 1
REFERENCE PROVISIONS, DEFINITIONS AND EXHIBITS

As used in this Lease, the following terms shall have the meanings set forth in Sections 1.01 and 1.02 below.
Section 1.1.Reference Provisions.
A.Leased Premises: That portion of the Building described in Section 1.01.K, containing approximately 23,684 square feet of Floor Area and consisting of that portion of the first (1st ) floor depicted on Exhibit A-2 attached hereto.
B.Term: Commencing on the Term Commencement Date and continuing for ninety-one (91) months, subject to extension pursuant to Exhibit F hereto.
C.Delivery Date: Subject to the terms, conditions and adjustments set forth in Section 9.01 below, the date of delivery of the Leased Premises (the “Delivery Date”) shall be the date Landlord delivers to Tenant (x) possession of the Leased Premises with the Landlord Work Substantially Complete (as defined in Exhibit B hereto), and (y) a non-disturbance agreement (the “Ground Lessor Non-Disturbance Agreement”) in the form of Exhibit J hereto executed by Landlord and Ground Lessor (as defined below) (collectively, the “Delivery Condition”). It is estimated that the Delivery Date will occur no later than September 1, 2024 (the “Anticipated Delivery Date”).
D.Term Commencement Date: The date (the “Term Commencement Date”) which is the earlier of (i) Tenant’s occupancy of any portion of the Premises for purposes of regular, ongoing business operations, or (ii) February 1, 2025 (the “Outside Term Commencement Date”). If the Delivery Date has not occurred on or before the Anticipated Delivery Date, then the Outside Term Commencement Date set forth in subsection (ii) above shall be extended by one day for each day after the Anticipated Delivery Date that Landlord fails to satisfy the Delivery Condition and cause the Delivery Date to occur. If the Landlord Door Installation (as defined in Exhibit B-1 hereto) has not been Substantially Completed on or before the Door Completion Date (as defined in Exhibit B hereto), then the Outside Term Commencement Date set forth in subsection (ii) above shall be extended by one day for each day after the Door Completion Date that Landlord fails to Substantially Complete the Door Installation.
E.Rent Commencement Date: The Term Commencement Date.
F.Termination Date: The date that is (i) the last day of the Term, or (ii) any earlier date on which this Lease is terminated in accordance with the provisions hereof.
G.Minimum Rent:

Lease Months:	Monthly Minimum Rent Per Square Foot of Floor Area:	Monthly Minimum Rent:	Annual Minimum Rent:
1-12*	$3.95*	$71,100*	$ 853,200*
13-24	$4.07	$96,393.88	$ 1,156,726.56
25-36	$4.19	$99,235.96	$ 1,190,831.52

37-48	$4.32	$102,314.88	$ 1,227,778.56
49-60	$4.45	$105,393.80	$ 1,264,725.60
61-72	$4.58	$108,472.72	$ 1,301,672.64
73-84	$4.72	$111,788.48	$ 1,341,461.76
85-91	$4.86	$115,104.24	$ 1,381,250.88

*The parties hereby acknowledge and agree that during Lease months 1-12, Minimum Monthly Rent shall be payable with respect to only 18,000 square feet of Floor Area. Notwithstanding the foregoing, Minimum Rent shall be abated during the first seven (7) full calendar months of the initial Lease Year following the Rent Commencement Date (the “Abatement Period”). Notwithstanding such abatement of Minimum Rent, all other sums due under this Lease including, without limitation, Tenant’s Share of Operating Costs and Taxes (as defined below), shall be payable as provided in this Lease from and after the Rent Commencement Date; provided however, that during Lease months 1-12, Tenant’s Share of Operating Costs and Taxes shall be based upon 18,000 square feet of Floor Area. The amount of Minimum Rent conditionally abated for the Abatement Period (which Landlord and Tenant hereby agree shall in no event exceed the aggregate total of Six Hundred Fifty-Four Thousand Eight Hundred Sixty-Two and 60/100ths Dollars ($654,862.60)), shall be referred to herein as the “Abated Minimum Rent”. If at any time during the initial Term of the Lease a Default (as defined below) by Tenant occurs and this Lease is terminated as a result thereof, then the Abated Minimum Rent shall immediately become void, and Tenant shall promptly pay to Landlord, in addition to all other amounts due to Landlord under this Lease, the unamortized amount of the Abated Minimum Rent (which amount shall be amortized on a straight-line basis without interest over the initial Term of the Lease).

H.Security Deposit: The sum of Eight Hundred Sixty-Six Thousand Eight Hundred Thirty-Four and 40/100 Dollars ($866,834.40).
I.Rent Payments: Except to the extent Tenant is required to make such payments electronically in the manner set forth in Section 5.01 of this Lease, Rent payments due herein shall be made payable to Landlord at the following address:
    SR Winchester, LLC
    c/o Federal Realty Investment Trust
    P.O. Box 846073
    Los Angeles, CA 90084-6073

J.Notice Addresses:
TO LANDLORD:

SR Winchester, LLC
c/o Federal Realty Investment Trust
909 Rose Avenue, Suite 200
North Bethesda, MD 20852
Attention: Legal Department

TO TENANT:

Prior to the Term Commencement Date:

Couchbase, Inc.
3250 Olcott St.
Santa Clara, CA 95054
Attention: Legal

With a copy to:

        Wilson Sonsini Goodrich & Rosati
        650 Page Mill Road
        Palo Alto, CA 94304
        Attn: Sean M. Wilkinson

Following the Term Commencement Date:
Couchbase, Inc.
3155 Olsen Drive
San Jose, CA 95117
Attention: Legal

With a copy to:

        Wilson Sonsini Goodrich & Rosati
        650 Page Mill Road
        Palo Alto, CA 94304
        Attn: Sean M. Wilkinson

K.Building: That certain building located at 1 Santana West - 3155 Olsen Drive, San Jose, California and marked as the “Building” on Exhibit A-1, including two (2) subterranean floors (the “Tower Parking Garage”) containing approximately three hundred fifty (350) parking spaces, a bicycle storage room and certain other improvements. The Building contains approximately 365,968 square feet of Floor Area.
L.Parking Spaces: 3 parking spaces per 1,000 square feet of Floor Area (i.e., 71 spaces), approximately 0.8 parking spaces per 1,000 square feet of Floor Area (i.e., initially, 19 spaces) of which shall be located on the Tower Parking Garage and 2.2 parking spaces per 1,000 square feet of Floor Area (i.e., initially, 52 spaces) of which shall be located in the certain parking garage marked as “Common Parking Garage” on Exhibit A-1 (the “Common Parking Garage”), all of which shall be provided at no additional charge to Tenant during the term of this Lease, including any extension of the term (including for any Option Period).
M.Renewal Options: See Exhibit F.
N.Prepaid Rent: Contemporaneously with Tenant’s execution and delivery of this Lease, Tenant shall pay Landlord one (1) month of the monthly Minimum Rent chargeable hereunder during the first Lease Year, which shall be applied to the Minimum Rent due for the eighth (8th) month of first Lease Year, and the Security Deposit.
O.Schedules and Exhibits: The schedules and exhibits listed below are attached to this Lease and are hereby incorporated in and made a part of this Lease.

Exhibit A-1    Site Plan
Exhibit A-2    Leased Premises
Exhibit B    Work Agreement
Exhibit C    Rules and Regulations
Exhibit D    Rules for Tenant’s Contractors
Exhibit E    Rooftop Rules and Regulations
Exhibit F    Options To Extend
Exhibit G    Tenant’s Approved Signage Locations
Exhibit H    Office Tenant Sign Criteria
Exhibit I    Form of Letter of Credit
Exhibit J    Form of Ground Lessor Non-Disturbance Agreement
Exhibit K    Ground Lessor Retained Property

Section 1.2.Definitions. In addition to the definitions set forth in Section 1.01, above, the following additional defined terms shall apply to the interpretation of this Lease.
A.Additional Rent: All sums payable by Tenant to Landlord under this Lease, other than Minimum Rent.
B.Building Hours: 7:00 a.m. until 6:00 p.m. on weekdays (excluding holidays) and from 8:00 a.m. until 1:00 p.m. on Saturdays (excluding holidays).
C.Business Day: Monday through Friday other than holidays observed by the State of California or the United States Federal Government.
D.Common Areas: (i) Any existing or future improvements, equipment, areas and/or spaces utilized for “Common Areas” in and around the Project and the Leased Premises which are for the non-exclusive, common and joint use or benefit of Landlord, Tenant and other tenants, occupants and users of the Project, as reasonably determined by Landlord, and (ii) the Parking Garage. The Common Areas include, without limitation and to the extent located outside of the Leased Premises, walkways; roofs; drains, gutters and downspouts; patio and seating areas; landscaped areas; utility and other building systems and/or maintenance areas, including equipment storage; and parking areas, drive aisles, and the parking islands within the Parking Garage. For the avoidance of doubt, the Common Areas exclude the outdoor terraces/decks on the 2nd, 7th and 8th floors of the Building (each a “Outdoor Deck” and, collectively, the “Outdoor Decks”).
E.Floor Area: When used with respect to the Leased Premises, the number of square feet set forth in Section 1.01.A, above. The Floor Area of the Leased Premises was calculated by Landlord’s architect based on the Building Plans whereby the Floor Area of the Building excludes the Outdoor Decks.
F.Interest: A rate per annum of the lesser of (i) ten percent (10%), or (ii) the maximum permitted by law.
G.Lease Year: Each twelve (12) month period beginning with the Term Commencement Date, and each anniversary thereof, if the Term Commencement Date occurs on the first day of a month. If the Term Commencement Date occurs on a day other than the first day of a month, then the first Lease Year shall begin on the Term Commencement Date and shall terminate on the last day of the twelfth (12th) full calendar month after the Term Commencement Date. Each subsequent Lease Year shall commence on the date immediately following the last day of the preceding Lease Year and shall continue for a period of twelve (12) full calendar months, except that the last Lease Year of the Term shall terminate on the date this Lease expires or is otherwise terminated.
H.Operating Year: Each calendar year or part thereof during the Term of this Lease or any renewal thereof, or at Landlord’s option, any other twelve (12) month period or part thereof designated by Landlord in its reasonable discretion.
I.Parking Hours: 7:00 a.m. until 5:00 p.m. on each Business Day during the Term (for the Parking Garage).

J.Partial Lease Year: Any period during the Term which is less than a full Lease Year.
K.Person: Any individual, firm, partnership, association, corporation, limited liability company, or any other legal entity.
L.Project: That certain project known as Santana West located in San Jose, California and comprised of the Building, the portions of the Common Areas exclusively serving the Building, and the Common Parking Garage.
M.Rent: Minimum Rent plus Additional Rent.
N.Tenant’s Share: A proportion determined as follows: (a) with respect to the calculation of Operating Costs (including Insurance Costs, as defined below), except as provided in Section 6.03 with respect to Cost Pools, 6.47%, which represents a fraction, the numerator of which is the Floor Area of the Leased Premises and the denominator of which is the total Floor Area of the Building; and (b) with respect to the cost of providing the services described in Sections 7.01.E and 7.01.F to the Parking Garage and the cost of cleaning, sweeping, trash removal, resurfacing and restriping of or in the Parking Garage and other general upkeep of (1) the Tower Parking Garage, Tenant’s Operating Cost Share shall be 6.47%, and (2) of the Common Parking Garage, Tenant’s Operating Cost Share shall be 3.71% (i.e., 6.47% of 57.36%). Notwithstanding the foregoing, during Lease months 1-12, Tenant’s Share shall be determined based on a Floor Area of the Leased Premises equal to 18,000 square feet, thus during Lease months 1-12 only, Tenant’s Share of Operating Costs and Taxes and the Tower Parking Garage shall be 4.92% and Tenant’s Share of the Common Parking Garage shall be 2.82%. Except as provided in Section 6.03 with respect to Cost Pools, Tenant’s Share and Tenant’s Tax Share (defined below) shall be deemed the amounts set forth above and shall not be subject to modification during the Term or any extension thereof.
O.Tenant’s Tax Share: 6.47%, which represents a fraction, the numerator of which is the Floor Area of the Leased Premises and the denominator of which is the total Floor Area of the Building.
P.Tenant Work Allowance: See Exhibit B.
ARTICLE 2
LEASED PREMISES

Landlord demises and leases to Tenant, and Tenant leases and takes from Landlord, the Leased Premises together with the right to use, for ingress to and egress from the Leased Premises and for all other purposes consistent with the design, function, and operation thereof, in common with others, the Common Areas. Except as expressly set forth to the contrary in this Lease, including, without limitation the exterior sign rights provided herein, Landlord has (i) the exclusive right to use the exterior faces of all perimeter walls of the Building, the roof and all air space above the Building, and (ii) the right (along with Tenant) to install, maintain, use, repair and replace pipes, ducts, cables, conduits, plumbing, vents, utility lines and wires to, in, through, above and below the Leased Premises (provided, that, the same do not interfere with Tenant’s installations therein) and other parts of the Building.
The parties acknowledge that this Lease is a sublease which shall, at all times during the Term, be subject and subordinate to the terms, covenants and conditions of that certain Ground Lease dated as of March 14, 2014 as amended from time to time (as amended, the “Ground Lease”), by and between Winchester Investments, LLC, a California limited liability company (“Ground Lessor”), as landlord, and Landlord, as tenant (the “Ground Lease”) and to all matters to which the Ground Lease is subject and subordinate. Tenant acknowledges and agrees that it has received a copy of the Ground Lease prior to the date hereof. Landlord agrees not to take any action or perform any act or fail to perform any act which would results in the violation or breach of any of the covenants, agreements, terms, or obligations under the Ground Lease on the part of the Landlord as tenant thereunder. Except as otherwise set forth in the Grounder Lessor Non-Disturbance Agreement, this Lease shall automatically expire on or prior to the expiration or earlier termination of the Ground Lease, and Ground Lessor shall have no obligation to Tenant under this Lease. As between the parties hereto only, in the event of a conflict between the terms of the Ground Lease and the terms of this Lease, then the terms of this Lease shall control. Landlord shall not take any actions under the Ground Lease that would unreasonably interfere with Tenant’s rights or obligations hereunder. As an inducement to Tenant to enter into this Lease, Landlord represents and warrants that the Ground Lease is in full force and effect, and there exists no default under the Ground Lease.
ARTICLE 3
TERM

Section 3.1.Term.
A.The Term shall commence on the Term Commencement Date specified in Section 1.01.D above, and shall be for the period of time specified in Section 1.01.B above, and expire on the Termination Date specified in Section 1.01.F above. Notwithstanding the foregoing, all obligations of the parties, as set forth in this Lease, shall be binding as of the date hereof.
Section 3.2.End of Term.
This Lease shall terminate on the Termination Date without the necessity of Notice from either Landlord or Tenant. Upon the Termination Date, Tenant shall quit and surrender to Landlord the Leased Premises broom-clean, in the order and condition received and thereafter improved (subject to the requirement that Tenant remove Specialized Leasehold Improvements as set forth in Section 9.05, below), ordinary wear and tear, condemnation, Hazardous Substances (defined below), and damage that Tenant is not expressly obligated hereunder to repair excepted, and shall surrender to Landlord all keys and access cards, if applicable, to or for the Leased Premises. In addition, Tenant shall remove Tenant’s Property (as defined below) in accordance with and subject to the provisions of Section 9.06 hereof (the foregoing, collectively, the “Required Condition”).
Section 3.3.Holding Over.
A.Tenant agrees that it will not occupy or retain or allow occupancy or retention by any subtenant of possession of the Leased Premises at any time after the Termination Date. If Tenant fails to vacate the Leased Premises and deliver Landlord possession of the Leased Premises in the Required Condition on the Termination Date, then Landlord shall have the benefit of all provisions of law respecting the speedy recovery of possession of the Leased Premises (whether by summary proceedings or otherwise). In addition to and not in limitation of the foregoing, occupancy subsequent to the Termination Date (“Holdover Occupancy”) shall be a tenancy at sufferance. Holdover Occupancy shall be subject to all terms, covenants, and conditions of this Lease (including those requiring payment of Additional Rent), except that the Minimum Rent for each day that Tenant holds over (“Holdover Minimum Rent”) shall be equal to one and one-half (1-1/2) times the per diem Minimum Rent payable in the last Lease Year, and any right or option to extend or renew the Lease or to lease any other space or Leased Premises in the Building or Project shall be void and of no effect.
B.Subject to the terms hereof, Landlord shall also be entitled to recover all damages, including lost business profits and loss opportunity regarding any prospective tenant(s) for the Leased Premises, suffered by Landlord as a result of Tenant’s Holdover Occupancy. Tenant acknowledges and agrees that Landlord may undertake a renovation or redevelopment of the Leased Premises or Building and/or lease the Leased Premises (in whole or in part) to another tenant immediately after the Termination Date and that any breach or other violation of the provisions of this Section 3.03 may result in material damages to Landlord (including without limitation, any damages to Landlord in connection with renovation or redevelopment activities or its reletting of the Leased Premises or any part thereof). Further, Tenant agrees to indemnify, hold harmless and defend Landlord for, from and against any and all claims, causes of action, suits, proceedings, demands, damages, losses, liabilities, expenses and costs (including, without limitation, reasonable experts’, consultants’, attorneys’ and court fees and costs) suffered or incurred by Landlord as a result of Tenant’s Holdover Occupancy. For the sake of clarity, nothing in this Subsection B shall limit Tenant’s obligation to pay any Holdover Minimum Rent during any Holdover Occupancy or constitute Landlord’s consent to any Holdover Occupancy. The preceding indemnification and hold harmless shall survive the Termination Date and any Holdover Occupancy.

ARTICLE 4
USE AND OPERATION OF THE LEASED PREMISES

Section 4.1.Intentionally Deleted.

Section 4.2.Use.
A.Tenant shall use the Leased Premises solely for general office, administration, research and development, sales and marketing and reasonably ancillary legal uses consistent with all recorded matters and in conformity with municipal zoning requirements of the City of San Jose, California; other applicable statues, laws, rules, orders, regulations and ordinates (collectively, “Laws”); and the Operating Standard (as defined in Section 6.03.B, below) (the “Permitted Use”), and for no other purpose. Tenant shall comply with all Laws affecting the Leased Premises or relating to the use, occupancy or alteration thereof and all the orders or reasonable recommendations of any insurance underwriters, and safety engineers as may from time to time be consulted by Landlord. Without limiting the terms and conditions of Section 6.03.B, below, in addition, if Landlord makes any alteration to any part of the Building or Project in order to comply with any requirement of any Laws applicable to Tenant’s particular use of the Leased Premises (and not office use of the Leased Premises, generally), then Tenant shall reimburse Landlord within thirty (30) days after demand (which demand will include a reasonable substantiation of the cost of the relevant improvements and the reason such improvements are necessary), for the actual out of pocket cost thereof. Tenant acknowledges and agrees that Tenant is solely responsible for determining if its business complies with the applicable zoning regulations, and that Landlord makes no representation (explicit or implied) concerning such zoning regulations. Notwithstanding the foregoing, or anything to the contrary contained herein, in the event there is a Law that requires a repair, alteration or improvement to the Leased Premises, Tenant shall be obligated to comply with the same at its sole cost and expense only if such compliance is necessitated by (i) Tenant’s improper acts or omissions (when there is a duty to act), (ii) negligence, (iii) specific manner of use of the Leased Premises, in contradistinction to general office use, and (iv) Tenant Work or Tenant’s Alterations (as defined below). In no event shall Tenant be required to perform alterations to cause areas outside of the Premises to comply with any Laws, except to the extent necessitated by Tenant’s Alteration(s) in such outside areas or particular manner of use or operation of such outside areas or Leased Premises.
B.Tenant shall, at its sole expense: (i) keep the portions of the Leased Premises that Tenant is obligated to maintain under this Lease in the order and condition received, and thereafter improved, consistent with the operation of a Class A institutional quality office building that is part of a mixed use project (the “Operating Standard”); (ii) pay before delinquency any and all taxes, assessments and public charges levied, assessed or imposed upon Tenant’s business, upon the leasehold estate created by this Lease or upon Tenant’s fixtures, furnishings or equipment installed in the Leased Premises by Tenant; (iii) not use or permit or suffer the use of any portion of the Leased Premises for any unlawful purpose; (iv) not use the plumbing facilities for any purpose other than that for which they were constructed, or dispose of any foreign substances therein; (v) not place a load on any floor exceeding the floor load per square foot which such floor was designed to carry in accordance with the plans and specifications of the Building, and not install, operate or maintain in the Leased Premises any heavy item of equipment except in such manner as to achieve a proper distribution of weight; (vi) not strip, overload, damage or deface the Leased Premises, or the hallways, stairways, elevators of the Building, the Subterranean Parking Levels, the Parking Garage, the Common Areas or the fixtures therein or used therewith, nor permit any hole to be made in any of the same (except for holes made in connection with alterations and installations otherwise permitted hereunder which are patched or repaired); (vii) not move any furniture or equipment into or out of the Leased Premises except at such reasonable times and in such manner as Landlord may from time to time reasonably designate; (viii) not install or operate in the Leased Premises any electrical heating, air conditioning or refrigeration equipment, or other equipment not shown on approved plans which will increase the amount of electricity required for use of the Leased Premises as general office space (other than ordinary office equipment such as personal computers, printers, copiers and the like), without first obtaining the written consent of Landlord, which will not be unreasonably withheld, conditioned, or delayed; and (ix) not install any other equipment of any kind or nature which will or may necessitate any changes, replacements or additions to, or in the use of, the water, heating, plumbing, air conditioning or electrical systems of the Leased Premises or the Building, without first obtaining the written consent of Landlord, which will not be unreasonably withheld, conditioned, or delayed.
C.In addition to and not in limitation of the other restrictions on use of the Leased Premises set forth in this Section 4.02, Tenant hereby agrees that the following uses of the Leased Premises shall not be considered permitted: (1) any use of the Leased Premises by an organization or Person enjoying sovereign or diplomatic immunity (the foregoing will not be deemed to prohibit invitees who are representatives or officials of any U.S., state or foreign government); (2) any use of the Leased Premises by or for an employment agency or bureau (other than Tenant’s normal recruitment activities); (3) any use of the Leased Premises for classroom purposes; (4) any use of the Leased Premises by or for any user which distributes governmental or other payments, benefits or information to Persons who are required to personally appear at the Leased Premises to collect such benefits; (5) any laboratory use that requires the handling of Hazardous Substances (as defined below); (6) any medical use involving the treatment of patients or handling of medical waste and/or Hazardous Substances in the Building, other than employee first aid; (7) retail sales of merchandise to members of the public; (8) any use that interferes with, injures or unreasonably annoys other occupants of the Project; (9) any use that constitutes a nuisance; (10) any use that involves the presence, use, release or discharge of Hazardous Substances; provided, however, that Tenant may handle, store, use and dispose of products containing small quantities of Hazardous Substances for general office purposes (such as toner for copiers and standard cleaning solvents and chemicals found in office cleaning supplies and reasonable quantities of other substances that Tenant may store as required to fulfill Tenant’s maintenance obligations under this Lease), to the extent customary and necessary for the Permitted Use of the Leased Premises, so long as Tenant always handles, stores, uses, and disposes of any such Hazardous Substances in a safe and lawful manner and does not allow such Hazardous Substances to contaminate the Leased Premises, Building, or Project or surrounding land or environment; (11) any use that could reasonably be expected to have a material adverse effect on the utility, use, appearance or value of the Building, the Project, or any portion thereof; and (12) any other use of the Leased Premises by any user that is not otherwise permitted in this Lease and will attract a volume, frequency or type of visitor or employee to the Leased Premises which is not consistent with the Operating Standard, or that will in any way impose an excessive demand or use on the facilities or services of the Leased Premises or the Building.
Section 4.3.Signs and Advertising.
Tenant shall not inscribe, paint, affix, or otherwise display any sign, advertisement or notice on any part of the outside of the Leased Premises, other than signs permitted hereunder; provided, however, that Tenant shall be entitled: (i) so long as Tenant is leasing the entire Leased Premises, to install, at Tenant’s sole cost and expense, an exterior sign on the level 1 east façade exterior of the Building substantially as depicted on Exhibit G as the “Exterior Sign”; and (ii) to install standard suite entry signage at the entrance to the Leased Premises, and a name plate designating Tenant on the main directory for the Building on the first floor of the Building, to be affixed by Landlord at Tenant’s sole cost and expense. All such signs shall be reasonably acceptable to Landlord, comply with Landlord’s office sign criteria attached hereto as Exhibit H (the “Office Building Sign Criteria”) and all other matters contained in the public records, including any applicable Laws. The material, typeface, graphic format and proportions of Tenant’s signage, as well as the precise location of such signage and method of installation, shall be subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned, or delayed. Nothing contained herein shall obviate the need for Tenant to obtain any necessary approvals and permits for such signage from the City of San Jose (the “City”), which permits and approvals Tenant shall obtain at Tenant’s sole cost. The failure of Tenant to obtain such approvals shall not release Tenant from any of its obligations under this Lease. Tenant, at its sole expense, shall maintain Tenant’s signs in accordance with the Operating Standard during the Term. Tenant, at its sole cost and expense, shall remove all such signs by the expiration or any earlier termination of this Lease. Such installations and removals shall be made in such manner as to avoid injury to or defacement of the Building and any improvements contained therein and the monument, and Tenant shall reasonably repair any injury or defacement, to an appearance consistent with the Operating Standard, ordinary wear and tear (including, without limitation, discoloration caused by such installation or removal), excepted. At such time that Tenant, a

Permitted Transferee or another Transferee by assignment or sublease approved by Landlord no longer leases the Leased Premises, Tenant’s right to maintain the foregoing signage shall terminate within thirty (30) days after Landlord provides Notice of the failure of the foregoing condition. If any of Tenant’s signs, advertisements or notices are painted, affixed, or otherwise displayed without the prior written approval of Landlord and not in compliance with the foregoing, then, without limiting Landlord’s other rights hereunder, Landlord shall have the right after ten (10) Business Days prior Notice to Tenant, to remove the same, and Tenant shall be liable for any and all costs and expenses incurred by Landlord in such removal.
ARTICLE 5
RENT

Section 5.1.Rent Payable.
A.Commencing on the Rent Commencement Date, Tenant shall pay all Rent owing from time to time to Landlord, without prior Notice or demand and without offset, deduction or counterclaim whatsoever, in the amounts, at the rates and times set forth herein, in the manner set forth in this Section 5.01.A. Tenant shall (i) promptly execute any and all commercially reasonable agreements and authorizations, and supply any and all information reasonably necessary, to authorize Landlord to initiate debit entries (“Auto-Debit Transfers”) from Tenant’s account to Landlord for such portions of Rent due under this Lease as Landlord may elect to be paid by Auto-Debit Transfer; and (ii) take all actions necessary on Tenant’s part to insure that any and all such payments will be received by the Landlord by the dates due as specified in this Lease. Except for the first month’s Rent and Security Deposit, Landlord initially elects that Minimum Rent and Tenant’s Share of Operating Costs and Taxes shall be paid by Auto-Debit Transfer. Landlord may change any election to cause Rent or any portion thereof to be paid by Auto-Debit Transfer by giving Notice to Tenant at least thirty (30) days prior to the effective date of any change. All payments of Rent not made by Auto-Debit Transfer shall be made at the place set forth in Section 1.01.I or as Landlord may otherwise designate by Notice to Tenant at least thirty (30) days prior to the effective date of any change.
B.If Tenant fails to make any payment of Rent by the date such Rent is due, Tenant shall pay Landlord a late payment charge equal to five percent (5%) of the delinquent amount of such payment of Rent. Payment of such late charge shall not excuse or waive the late payment of Rent. Tenant acknowledges and agrees that such late charge is a reasonable estimate of the damages Landlord may incur as a result of Tenant’s late payment of Rent, and that it would be impracticable or extremely difficult to determine Landlord’s actual damages. Notwithstanding the foregoing, before assessing a late charge for the first time in any twelve (12) month period, Landlord shall provide Tenant written notice of the delinquency, and shall waive such late charge if Tenant pays such delinquency within five (5) days thereafter.
C.If Landlord receives two (2) or more checks from Tenant that are dishonored by Tenant’s bank, Tenant shall pay Landlord any bank service charges resulting from dishonored checks, plus Five Hundred Dollars ($500.00) for each dishonored check as compensation to Landlord for the additional cost of processing such check.
D.Any payment by Tenant of less than the total Rent due shall be treated as a payment on account. Acceptance of any check bearing an endorsement, or accompanied by a letter stating, that such amount constitutes “payment in full” (or terms of similar import) shall not be an accord and satisfaction or a novation, and such statement shall be given no effect. Landlord may accept any check without prejudice to any rights or remedies which Landlord may have against Tenant.
E.For any portion of a calendar month at the beginning of the Term, Tenant shall pay in advance the pro-rated amount of the Rent for each day included in such portion of the month.
Section 5.2.Payment of Minimum Rent.
Tenant shall pay Landlord the Minimum Rent set forth in Section 1.01.G, above, in equal monthly installments, in advance, commencing on the Rent Commencement Date, subject only to the express abatement rights provided in this Lease (including, without limitation, Section

1.01.G, above), and on the first day of each calendar month thereafter throughout the Term. An amount equal to the Prepaid Minimum Rent shall be paid in advance in accordance with Section 1.01.N, above, and credited toward the first payment of Minimum Rent due hereunder.
ARTICLE 6
COMMON AREAS

Section 6.1.Use of Common Areas.
During the Term, Tenant shall have a non-exclusive license to use the Common Areas for ingress to and egress from the Leased Premises and for all other purposes consistent with the design, function and operation thereof, and the non-exclusive right to use any portion of the Common Areas designated for parking, including, without limitation, the Tower Parking Garage and the Common Parking Garage, subject to (i) the exclusive control and management of Landlord and the rights of Landlord, which shall be exercised in accordance with the Operating Standard, and (ii) to the extent of any such Common Areas are shared with other tenants, the rights of other tenants. Tenant shall comply with the Rules attached hereto as Exhibit C and such other reasonable and non-discriminatory rules and regulations as Landlord may prescribe regarding use of the Leased Premises, the Building, Tower Parking Garage, Common Parking Garage, and/or Common Areas; provided, however, that such rules and regulations shall be consistent with the Operating Standard. Tenant shall not use the Common Areas for any sales or display purposes, or for any purpose which would impede or create hazardous conditions for the flow of pedestrian or other traffic. The Common Areas shall at all times be subject to the exclusive control and management of Landlord, which Landlord shall exercise in accordance with the Operating Standard.
Section 6.2.Management and Operation of Common Areas.
Landlord shall operate, repair, equip and maintain the Common Areas in a manner consistent with the Operating Standard and shall have the exclusive right and authority to employ and discharge personnel with respect thereto (provided Landlord will endeavor to respond, subject to Landlord’s customary employment practices and applicable employment Laws, to any reasonable complaints of Tenant regarding the behavior of specific personnel who interact with Tenant or its employees or invitees). Without limiting the foregoing, so long as such use is consistent with the Operating Standard and does not unreasonably interfere with Tenant’s use of the Leased Premises or Tenant’s parking or signage rights, Landlord may (i) use the Common Areas from time to time for short term promotions, exhibits and displays, outdoor seating, food facilities and any other use which tends to benefit the Project, or any part thereof that are consistent with the Operating Standard; (ii) grant the temporary right to conduct sales in the Common Areas; (iii) erect, remove and lease kiosks, planters, pools, sculptures and other improvements within the Common Areas; (iv) enter into, modify and terminate easements and other agreements pertaining to the use and maintenance of the Project, or any part thereof that do not materially and adversely affect access to the Leased Premises pursuant to the entrances to the Building or the use of the Leased Premises for the Permitted Use or Tenant’s parking rights, or the visibility of Tenant’s Exterior Signs; (v) construct, maintain, operate, replace and remove lighting, equipment, and signs on all or any part of the Common Areas; (vi) provide security personnel for the Tower Parking Garage, Common Parking Garage, and/or other Common Areas; and (vii) subject to Tenant’s express parking rights hereunder, restrict parking in the Tower Parking Garage and Common Parking Garage. Subject to Tenant’s express parking rights in Section 13.01 hereof, Landlord reserves the right at any time and from time to time to change or alter the location, layout, nature or arrangement of the Common Areas or any portion thereof, so long as such changes do not unreasonably interfere with access to the Leased Premises via the entrances to the Building or the use of the Leased Premises for the Permitted Use or any of Tenant’s other rights or obligations hereunder. Landlord shall have the right to close temporarily all or any portion of the Common Areas to such extent as may, in the reasonable opinion of Landlord, be necessary for repairs, replacements or maintenance to the Common Areas, provided such repairs, replacements or maintenance are performed expeditiously and in such a manner so as not to deprive Tenant of access to the Leased Premises and Landlord otherwise uses reasonable efforts to minimize any interference with access to the Leased Premises via the entrances to the Building, or use of the Leased Premises for the Permitted Use, and Tenant’s parking and signage rights, and are made in good faith and not with the intent to interfere with the visibility of Tenant’s signs. Any diminution or shutting off of light, air or view by any structure which may be erected by an unrelated third-party on lands adjacent to or in the vicinity of the Building and any immaterial diminution or shutting off of light, air or view by Landlord (provided that the parties hereby deem any diminution of light resulting from development of a building in the location designated on the Site Plan as “Future Building” and “Two Santana West” as immaterial for this purpose) shall in no way affect this Lease or impose any liability on Landlord.
Section 6.3.Tenant’s Share of Operating Costs and Taxes.
A.For each Operating Year, Tenant shall pay to Landlord, in the manner provided herein, Tenant’s share of Operating Costs and Taxes (“Tenant’s Share of Operating Costs and Taxes”). The applicable percentage to be applied to each element of Operating Costs and Taxes will be determined in accordance with Sections 1.02(N) and (O) provided, however, that for the Operating Years during which the Term begins and ends, Tenant’s Share of Operating Costs and Taxes shall be prorated based upon the actual number of days Tenant occupied, or could have occupied based on the Term of this Lease, the Leased Premises during each such Operating Year.
B.Tenant’s Share of Operating Costs and Taxes shall be paid, in advance, without Notice, demand, abatement (except as otherwise specifically provided in this Lease), deduction or set-off, on the first day of each calendar month during the Term, said monthly amounts to be determined on the basis of reasonable estimates prepared by Landlord on an annual basis (each an “Operating Costs Statement”) and delivered to Tenant prior to the commencement of each Operating Year. If, however, Landlord fails to furnish any such estimate prior to the commencement of an Operating Year, then (a) until the first day of the month following the month in which such estimate is furnished to Tenant, Tenant shall pay to Landlord on the first day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section 6.03 in respect of the last month of the preceding Operating Year; (b) promptly after such estimate is furnished to Tenant, Landlord shall give Notice to Tenant whether the installments of Tenant’s Share of Operating Costs and Taxes paid by Tenant for the current Operating Year have resulted in a deficiency or overpayment compared to payments which would have been paid under such estimate, and Tenant, within thirty (30) days after receipt of such estimate, shall pay any deficiency to Landlord and any overpayment shall at the option of Tenant be credited against future payments required by Tenant, or paid to Tenant within thirty (30) days; and (c) on the first day of the month following the month in which such estimate is furnished to Tenant and monthly thereafter throughout the remainder of the Operating Year, Tenant shall pay to Landlord the monthly payment shown on such estimate. Landlord may at any time or from time to time (but not more than twice per Operating Year) furnish to Tenant a revised estimate of Tenant’s Share of Operating Costs and Taxes for such Operating Year, and in such case, Tenant’s monthly payments shall be adjusted and paid or credited, as the case may be, substantially in the same manner as provided in the preceding sentence. Each Operating Costs Statement provided by Landlord shall be conclusive and binding upon Tenant unless, within ninety (90) days after receipt thereof, Tenant notifies Landlord that it disputes the correctness thereof, specifying those respects in which Tenant claims the Operating Costs Statement to be incorrect. After the expiration of each Operating Year, Landlord shall submit to Tenant a statement showing the determination of Tenant’s Share of Operating Costs and Taxes (the “Reconciliation Statement”). If such statement shows that the total of Tenant’s monthly payments pursuant to this Section 6.03 exceed Tenant’s Share of Operating Costs and Taxes, then Landlord will credit such refund to the next payment(s) coming due or, at the election of Tenant, refund such monies to Tenant; provided, however, that no such refund shall be made while Tenant is in Default of any provision of this Lease and such Default shall continue. If such Reconciliation Statement shows that Tenant’s Share of Operating Costs and Taxes exceeded the aggregate of Tenant’s monthly payments pursuant to this Section 6.03 for the applicable Operating Year, then Tenant shall, within thirty (30) days after receiving the statement, pay such deficiency to Landlord. Each Reconciliation Statement provided by Landlord shall be conclusive and binding upon Tenant unless within one hundred twenty (120) days after receipt thereof, Tenant notifies Landlord that it disputes the correctness thereof. Tenant or its agent (which, in either event, shall be an accountant experienced in conducting such audits that is not paid on a contingency basis) shall have the right, during the one hundred twenty (120) day period following delivery of a Reconciliation Statement, at Tenant’s sole cost to review, in Landlord’s offices or in the offices of Landlord’s property manager in the Project or, if Tenant elects to make copies thereof, at any other location, Landlord’s records of Operating Costs and Taxes for the subject Operating Year during normal business hours and upon at least thirty (30) days prior Notice to Landlord (“Audit”). No Audit shall in any way delay or excuse Tenant’s obligation to pay any deficiency referenced in the Reconciliation Statement within the time period stated above. If Tenant does not complete its Audit and object in writing to the Reconciliation Statement within ninety (90) days after receiving access thereto, then such Reconciliation Statement shall be deemed final and binding on Landlord and Tenant. Tenant and its agents shall keep any information gained from its Audit of Landlord’s books and records confidential and shall not disclose any such information to any other party, except (x) as required by applicable Laws, including securities Laws, (y) in any litigation to resolve any disputed amounts with Landlord (provided such disclosure shall be limited to matters relating to such dispute), or (z) as otherwise required by law in response to a court order or legal process; provided, however, that in the event disclosure is required under this clause (z), Tenant shall provide Landlord with prompt notice of any such disclosure requirement so that Landlord may seek an appropriate protective order and/or waive Landlord’s compliance with such requirement. Subject to the foregoing, Landlord may require that Tenant and/or its auditor execute a commercially reasonable non-disclosure agreement prior to making any records available for review. Only one (1) Audit may be performed with respect to each Operating Year. Tenant shall promptly provide Landlord with a full and complete copy of any Audit. If such Audit discloses a liability for a refund by Landlord, then Landlord shall remit such refund to Tenant within thirty (30) days; provided, however, that Landlord shall have the right, without the obligation, to apply all or any portion of such refund to remedy any monetary Default by Tenant occurring hereunder; provided, further, it is expressly covenanted and agreed that such remedy by Landlord shall not be deemed to waive, or release, the monetary Default of Tenant. If such Audit discloses a liability for a payment by Tenant, then Tenant shall remit such payment to Landlord within thirty (30) days. Further, if such Audit establishes (either by agreement with Landlord or determination by the Audit Professionals (as defined below)) that the Reconciliation Statement overstated the total amount owed by Tenant by more than five percent (5%), then Landlord shall be responsible for the reasonable, out-of-pocket expenses paid by Tenant to third parties in connection with such Audit up to Ten Thousand Dollars ($10,000) per Audit. Except as provided in the preceding sentence, Tenant shall be responsible for all costs and expenses associated with such Audit. Notwithstanding the foregoing, in the event Landlord disputes the findings of the Audit and the parties are unable to resolve such dispute within thirty (30) days, then Landlord and Tenant agree to submit any disputed items to a firm of real estate audit professionals mutually acceptable to Landlord and Tenant (“Audit Professionals”) for resolution (as provided below) and any payment or refund shall not become effective until ten (10) day after the determination of the Audit Professionals. If Landlord and Tenant cannot agree on Audit Professionals within fifteen (15) days of the expiration of such thirty (30) day period, then Landlord and Tenant shall each, within ten (10) days of the expiration of such fifteen (15) day period, select one (1) independent firm of Audit Professionals, and such two (2) Audit Professionals shall together select a third Audit Professional, which third firm shall be the Audit Professional who shall resolve the dispute. The third Audit Professional shall be entitled to review all records relating to the disputed items. The determination of the third Audit Professional shall be final and binding upon both Landlord and Tenant and the third Audit Professional’s expenses shall be borne by the party against whom the decision is rendered. Notwithstanding any contrary provision hereof, Tenant may not examine Landlord’s records or dispute any Annual Statement if there is an uncured Default that is continuing, no assignee of Tenant’s interest in this Lease or the Leased Premises shall have the right to review Landlord’s records or dispute any Reconciliation Statement for any period during which such transferee was not in possession of the Leased Premises, and no sublessee of Tenant, except for a Permitted Transferee, shall have the right to review Landlord’s records or dispute any Reconciliation Statement.
C.“Operating Costs” means all expenses and costs which Landlord shall pay or become obligated to pay because of or in connection with owning, operating, managing, painting, repairing, insuring and cleaning the Building, the Parking Garage and Project, including without limitation:
(i)a property management fee equal to three percent (3%) of annual Minimum Rent (it being agreed that during the Abatement Period, such property management fee shall be based on the Minimum Rent shown on the Minimum Rent schedule set forth in Section 1.01, above, without considering the abatement of Minimum Rent during such period);
(ii)the cost of all insurance coverage, including self-insurance, for the Building, the Common Areas and the Parking Garage including but not limited to the costs of premiums for insurance with respect to personal injury, bodily injury, including death, property damage (including, without limitation, coverage for earthquake and flood), business interruption, workmen’s compensation insurance covering personnel and such other insurance as Landlord shall deem reasonably necessary and is permitted to maintain under this Lease, which insurance Landlord may maintain under policies covering other properties owned by Landlord in which event the premium shall be reasonably allocated among all properties covered by such insurance (collectively, the “Insurance Costs”);
(iii)the cost of providing the services described in Sections 7.01 below, except as otherwise expressly provided therein, or unless the service is directly metered or paid to the relevant utility;
(iv)cost of all supplies and materials used, and labor charges incurred, in the operation, maintenance, decoration, repairing and cleaning of the Building, including janitorial service for all Floor Area leased to tenants;
(v)cost of removal of trash, rubbish, garbage and other refuse from the Building as well as removal of ice and snow from the sidewalks on or adjacent to the Building;
(vi)wages, salaries and related expenses of all on-site agents or employees engaged in the operation, maintenance, security and management of the Building; provided, however, the wages, salaries and related expenses of any agents or employees not exclusively engaged in the operation, maintenance, security and management of the Building shall be reasonably apportioned;
(vii)cost of all maintenance and service agreements for the Building and the equipment therein, including, without limitation, alarm service, security service, window cleaning, and elevator maintenance;
(viii)any and all Common Area maintenance, repair or redecoration (including repainting) and exterior and interior landscaping;
(ix)the cost of providing security services to the Project, including, without limitation, a lobby attendant pursuant to Section 7.01.E below;
(x)the cost of performing Landlord’s obligations under Section 10.01 below, subject to the exclusions set forth herein, including cost of repairs, replacements and general maintenance to the Building;
(xi)except as otherwise expressly provided herein, all costs of operating any amenities provided to the tenants and occupants of the Building;
(xii)any other cost set forth in this Lease that is expressly states to be included in Operating Costs;
(xiii)Commissioning and certification costs incurred in connection with obtaining and maintaining any LEED or similar certifications for the Project; and
(xiv)any other costs incurred by Landlord in connection with the ownership, management, maintenance, repair and operation of the Leased Premises, Building, Parking Garage and Common Areas except as otherwise expressly provided in this Lease.
Landlord shall have the right, from time to time, to reasonably and equitably allocate any Operating Costs applicable to the Project among different portions or occupants of the Project (the “Cost Pools”); provided, however, in no event shall the use of such Cost Pools result in a duplication of Operating Costs and all such allocations will be made in accordance with sound property management practices and in accord with the practices of similar landlords of similar projects. Such Cost Pools shall be reasonable such that there is no material cross-subsidy or underpayment of Operating Cost contribution by any user in relation to the services consumed by any such user. The Operating Costs allocated to any such Cost Pool shall be allocated and charged to the tenants and occupants within such Cost Pool in an otherwise equitable manner, in Landlord’s reasonable discretion.
If for any period during the Term less than ninety-five percent (95%) of the Floor Area of the Building is occupied by tenants, then, in calculating Operating Costs that vary based upon occupancy for such period, Landlord may increase those components of Operating Costs that vary based upon occupancy that Landlord reasonably believes would have been incurred during such period had the Building been ninety-five percent (95%) occupied. In addition, if for any period during the Term any part of the Building is leased to a tenant who, in accordance with the terms of its lease, provides its own cleaning services, electricity, and/or any other services otherwise included in Operating Costs, then Operating Costs for such period shall be increased by the additional costs for cleaning, electricity, and/or such other applicable expenses that Landlord reasonably estimates would have been incurred by Landlord if Landlord had furnished and paid for cleaning and/or such other services for the space occupied by such tenant.

Notwithstanding the foregoing, Operating Costs will in no event include, and Tenant shall in no event have any obligation to perform or to pay directly, or to reimburse Landlord for, all or any portion of the following: (1) costs paid directly by Tenant; (2) depreciation on the Building, and fixtures or equipment therein, except that the cost to acquire equipment used in connection with operating the Building shall be included, to the extent such cost is amortized in the same manner described in subpart (7), below; (3) debt service; (4) rental under any ground or underlying lease including, without limitation, the Ground Lease; (5) interest unless expressly recoverable under this Lease, (6) attorneys’ fees and expenses or other costs, including brokers’ commissions incurred in connection with lease negotiations or lease disputes with prospective, current or past Building tenants, including the negotiation of letters of intent or leases; (7) the cost of any maintenance, repair, replacement, remediation, improvements, equipment or tools that would be properly classified as capital expenditures under generally accepted accounting principles except that the following capital costs may be included in Operating Costs: (i) costs which are intended to effect economies in the operation or maintenance of the Project, or any portion thereof, or to reduce current or future Operating Costs or to enhance the safety or security of the Project or its occupants, (ii) costs are required to comply with present or anticipated LEED, “green” “recycling” or other conservation program s, (iii) costs that are replacements or modifications of nonstructural items located in the Common Areas required to keep the Common Areas in good order or condition, (iii) costs that are required by Law or insurance requirement and which Law or insurance requirement are not applicable to the Project on the Effective Date, or (iv) costs to replace non-structural items which Landlord is obligated to maintain under this Lease; provided, however, in each instance such capital expenditure shall be amortized over the useful life thereof (as reasonably determined by Landlord in accordance with generally accepted accounting principles), together with interest on the unamortized balance at a rate per annum equal to the actual rate of interest paid by Landlord on funds borrowed for the purpose of constructing or acquiring such capital improvements or capital assets as reasonably documented by Landlord (and if Landlord does not borrow funds for such construction or acquisition, then interest at the rate of one percent (1%) above the prime rate of Wells Fargo Bank, N.A. or such successor national bank selected by Landlord then in force (the “Imputed Interest Rate”); provided, further, however, that with respect to capital expenditures referenced in subclause (i), above, Landlord may include as an Operating Cost in any calendar year an amount equal to the amount of reduction of other Operating Costs in such year resulting from such capital expenditure if such amount is greater than the amortization provided above); (8) the cost of decorating, improving for tenant occupancy, painting or redecorating portions of the Building to be demised to tenants; (9) costs of utilities for any tenant’s Leased Premises if separately metered, (10) costs incurred in connection with the original construction of the Building or Project or in connection with any major change in the Building or Project that is not made at the request of Tenant, or any change to the Building or Project that is required to correct any violation of law existing on the Rent Commencement Date and not caused by Tenant, or a breach by Landlord of the Lease; (11) costs for which Landlord is entitled to be fully reimbursed by any tenant or occupant of the Building or by insurance by its insurance carrier or any tenant’s insurance carrier or by anyone else; (12) any bad debt loss, rent loss, or reserves for bad debts or rent loss; (13) costs associated with the operation of the business of the partnership or limited liability company or other entity that may from time to time constitute Landlord, as the same are distinguished from the costs of operation of the Building or Project, including accounting and legal matters, costs of defending any lawsuits with any Mortgagee (as defined in Section 14.01, below) (except as the actions of Tenant may be the issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Building or Project (including, without limitation, attorneys’ fees and costs), costs (including, without limitation, attorneys’ fees and costs of settlement, judgments and payments in lieu thereof) arising from claims, disputes or potential disputes in connection with potential or actual claims, litigation or arbitrations respecting Landlord and/or the Building; (14) the wages and benefits of any employee who does not devote substantially all of his or her time to the Building or Project, unless such wages and benefits are prorated to reflect time spent by any such employee on maintaining, securing, repairing, operating or managing the Building or Project vis-a-vis the total time spent by any such employee on matters unrelated to such activities, and in any case no wages or benefits of any employee of Landlord above Building manager will be included in Operating Costs; (15) costs paid to Landlord or to affiliates of Landlord for services in the Building or Project to the extent the same materially exceed or would materially exceed the costs for such services if rendered by first class unaffiliated third parties on a competitive basis; (16) costs arising from Landlord’s political or charitable contributions; (17) costs for sculpture, paintings or other objects of art; (18) Landlord’s general corporate overhead; (19) costs of removal or remediation of Hazardous Substances (except to the extent or treatment, removal or disposal of de minimis amounts of Hazardous Substances common in the operation of an office building project, such as automotive fluid deposits occurring in parking facilities, removal and disposal of clean products, cleansers, office supplies and the like); (20) the cost of rental for items (except when needed in connection with normal repairs and maintenance or keeping permanent systems in operation while repairs are being made) which if purchased, rather than rented, would constitute a capital improvement or expense except to the extent permitted above; (21) expenses directly resulting from defaults by or the gross negligence or willful misconduct of Landlord, its agents, servants or employees; (22) intentionally deleted; (23) penalties, fines and late charges resulting from Landlord’s failure to make payments when required under applicable law, unless resulting from the failure of Tenant to pay Rental as and when required herein; and (24) costs arising from latent defects in any portion of the Landlord Work for a period of one (1) year after Substantial Completion of the Landlord Work; (25) costs arising from defects in any portion of the Landlord Work; (26) costs occasioned by casualties or condemnation; (27) expense reserves; (28) any fee, profit or compensation retained by Landlord or its affiliates for management and administration of the Project in excess of the management fee set forth above; and (29) insurance deductibles, self-insured retention, and co-insurance payments in excess of Two Hundred Thousand Dollars ($200,000.00) per insured event.
D.“Taxes” means all governmental or quasi-governmental real estate taxes, fees, charges, impositions and assessments (whether general, special, ordinary, or extraordinary) applicable to the Building and/or Project (including without limitation any assessments or charges by any business improvement district), together with all reasonable costs and fees (including reasonable appraiser, consultant and attorney’s fees) incurred by Landlord in any tax contest, appeal or negotiation. “Taxes” shall also include that portion of any ground rent payments made by Landlord that represent the pass-through of real estate taxes from any ground lessor to Landlord and all rent or services taxes and/or so-called “gross receipts” or “receipts” taxes (including, but not limited to, any rent, business license, sales, use or similar taxes) whether or not enacted in addition to, in lieu of or in substitution for any other tax. “Taxes” shall also include any personal property taxes incurred on Landlord’s personal property used in connection with the Building. Notwithstanding anything to the contrary herein, “Taxes” shall not include and Tenant shall not be required to pay any portion of any tax or assessment expense or any increase therein, to the extent the same are personal property taxes, inheritance taxes, or franchise taxes levied against the Landlord, and not directly against said property, even though such taxes might become a lien against said property, levied on Landlord’s rental income (except for “gross receipts” or receipts” taxes as set forth above), unless such tax or assessment is imposed in lieu of real property taxes, in excess of the amount which would be payable if such tax or assessment expense were paid in installments over the longest permitted term, attributable to Landlord’s net income, gift, transfer, estate or state taxes, or resulting from the improvement of any of the Project for the sole use of other occupants. If Landlord receives a refund of Taxes for any Lease Year during the Term as result of a reassessment of the Building pursuant to Section 51(a)(2) of the California Revenue and Taxation Code (“Proposition 8”), then Landlord shall credit against subsequent payments of Taxes due hereunder, an amount equal to Tenant’s Proportionate Share of Taxes of any such refund, net of any expenses incurred by Landlord in achieving such refund. Nothing contained herein shall require Landlord to seek any reduction in the Building’s assessed value pursuant to Proposition 8 or otherwise.
ARTICLE 7
SERVICES AND UTILITIES

Section 7.1.Services Provided by Landlord.
Landlord shall provide the following facilities and services to Tenant as part of Operating Costs (except as otherwise provided herein), consistent with the Operating Standard:
A.Access to the Building, Tower Parking Garage, and Common Parking Garage, (subject to the rights of other users of the Parking Garage after the Parking Hours) twenty-four (24) hours per day, seven (7) days per week subject only to closures for casualty or public disturbance;
B.Normal and usual janitorial services on Business Days (provided, however, that if Tenant may elect, by delivery of not less than thirty (30) days written notice, to take over the obligation to provide such janitorial services within the Premises, at Tenant’s sole cost and expense by a service provider reasonably acceptable to Landlord, in which event, upon such takeover by Tenant, Landlord shall no longer be required to provide such services within the Premises and such charges for janitorial services within the Premises and incurred by Tenant shall be deducted from Operating Costs which Tenant is required to pay at its sole cost and expense);
C.Rest room facilities and necessary lavatory supplies, including running water at the points of supply, as provided for the general use of all tenants in the Building, and routine maintenance, painting, and electric lighting service for all Common Areas of the Building in such manner as Landlord deems reasonable;
D.Maintenance of electric bulbs and other lighting elements for Building standard light fixtures in the Common Areas and Parking Garage;
E.Provision of a lobby attendant on Business Days from 6:00 AM through 6:00 PM local time;
F.During Building Hours, central heating and air conditioning to the Operating Standard. Capacity of Building HVAC system will be sized in accordance with cooling and heating load calculation procedures established by ASHRAE and local climatic conditions, and the HVAC system will comply with state and local building codes. Systems for the introduction of outside air for ventilation shall be designed, maintained and operated to meet or exceed the requirements of ASHRAE Standard 62.1-2007, unless local requirements are more demanding. At a minimum, the system shall provide 1 ton of cooling for every 340 USF and 1.0 CFM per 1 RSF of air circulation capacity, based on a 55°F supply air temperature;
G.Tenant acknowledges, agrees and covenants that all Tenant lighting within the Premises is required to comply with the prescriptive requirements defined in Table 140.6-C of the 2019 California Energy Code (Title 24 Part 6). Subject to the availability of electricity from Pacific Gas & Electric (or other applicable electrical utilities provider), Landlord shall provide electricity for normal office purposes at all times, including task and task ambient lighting systems, normal office equipment, including, but not limited to, copy machines, computers, terminals, communications and audiovisual equipment, vending machines, and kitchen equipment. Landlord shall furnish to Tenant wattage and electricity up to an amount necessary to operate its business and all equipment of not less than 6.5 watts per usable square foot; and

H.Provision of security services to the Building, Common Areas, Tower Parking Garage, and Common Parking Garage in a manner consistent with those employed by owners of Comparison Buildings (as defined below), including a manned security desk weekdays from 6am–6pm and 24-hour-per-day periodic patrol and CCTV observation service. Landlord will provide Tenant’s employees RF programmable key fobs that will be used to access Building and Building elevators, which Fobs can be programmed to restrict access to different floors based on Tenant’s direction.
Section 7.2.Landlord’s Access to Leased Premises.
Landlord shall have access to and reserves the right to inspect, erect, use, connect to, maintain and repair pipes, ducts, conduits, cables, plumbing, vents and wires, and other facilities in, to and through the Leased Premises as and to the extent that Landlord may now or hereafter deem to be reasonably necessary or appropriate for the proper operation and maintenance of the Building or the Parking Garage and the right at all times to transmit water, heat, air conditioning and electric current through such pipes, conduits, cables, plumbing, vents and wires and the right to interrupt the same in the event of an Emergency (as defined below) without eviction of Tenant or abatement of Rent. Any failure by Landlord to furnish the services described in Section 7.01 (or any other services as may be required of Landlord under this Lease) resulting from circumstances beyond Landlord’s reasonable control or from interruption of such services due to repairs or maintenance, shall not render Landlord liable in any respect for damages to either Person or property, nor be construed as an eviction of Tenant, nor cause an abatement of Rent hereunder, nor relieve Tenant from any of its obligations hereunder, unless expressly provided to the contrary in this Lease. If any public utility or governmental body shall require Landlord or Tenant to restrict the consumption of any utility or reduce any service for the Leased Premises or the Building, Landlord and Tenant shall comply with such requirements without any liability on the part of Landlord to Tenant or any other Person or any reduction or adjustment in Rent payable hereunder. Landlord and its agents shall be permitted reasonable access to the Leased Premises for the purpose of installing and servicing systems within the Leased Premises deemed reasonably necessary by Landlord to perform Landlord’s obligations under this Lease, provided that, except in the event of an Emergency, no such work shall unreasonably interfere with the use of the Leased Premises for the Permitted Use or access to the Leased Premises via the entrances to the Building. For purposes of this Lease, an “Emergency” shall mean an event that poses an imminent risk to the health or safety of persons or property in the Building or the Project. Landlord and Landlord’s agents, except in the case of emergency, shall provide Tenant with one (1) business day notice prior to entry of the Leased Premises. Any entry by Landlord and Landlord’s agents shall not impair Tenant’s operations more than reasonably necessary, and shall comply with Tenant’s reasonable security measures. Notwithstanding the foregoing, if Tenant is prevented from using, and does not use, the Leased Premises or any material portion thereof as a consequence of a cessation of utilities (i) not caused by Tenant or any of Tenant’s agents, employees, licensees, contractors and subtenants (each, a “Tenant Party”) and either within the reasonable control of Landlord to correct or covered by rental interruption insurance then carried by Landlord or (ii) caused by the gross negligence or willful misconduct of Landlord or Landlord’s employees, agents or contractors (each, a “Utility Cessation Event”), then Tenant shall give Landlord Notice of such Utility Cessation Event, and if such Utility Cessation Event continues for more than five (5) consecutive Business Days after Landlord’s receipt of such Notice (“Utility Cessation Abatement Period”), then the Minimum Rent and Additional Rent shall be abated after expiration of the Utility Cessation Abatement Period and continuing for such time that Tenant continues to be so prevented from using, and does not use, the Leased Premises or any material portion thereof, in the proportion that the rentable area of the Leased Premises that Tenant is prevented from using, and does not use, bears to the total Floor Area of the Leased Premises. Such abatement shall be Tenant’s sole and exclusive remedy at law or in equity for a Utility Cessation Event.
Section 7.3.Utilities.
A.If applicable, Tenant shall pay, when due, all charges for water, sewer, electricity, telephone service and other utilities supplied to the Leased Premises (“Utility Charges”). Electric utility charges shall be based upon submeter readings. Tenant shall also pay Landlord Tenant’s proportionate share of Utility Charges for any non-separately metered or sub-metered utilities as reasonably determined by Landlord, calculated by Landlord reasonably consistent with the practices of other first class institutional landlords for calculation of such charges.

B.Landlord shall install, at Landlord’s expense, a device to measure electricity usage for and in the Leased Premises. Tenant shall pay Landlord electricity charges based upon such readings, plus a reasonable, non-discriminatory service fee of $9.95 per month (which amount may be adjusted to reflect actual increases in such charges) for reading such device(s), within thirty (30) days after billing. It is the intent of the parties that Utility Charges shall be separate from and in addition to Tenant’s Share of Operating Costs.
C.Tenant shall cooperate with Landlord’s compliance with all disclosures and information related to energy disclosures required by applicable Laws with respect to the Leased Premises, including, without limitation, those codified and implemented in the California Public Resources Code and California Public Utilities Code, and associated regulations, or under any similar law, statute, regulation or ordinance (collectively the “Energy Benchmarking Laws”). Without limiting the foregoing, pursuant to Section 1682(b)(4)(A)(i) of the California Code of Regulations, Tenant hereby grants permission to any energy provider to provide Tenant’s applicable energy usage data to Landlord. Notwithstanding anything to the contrary contained in this Lease, Tenant acknowledges and agrees that Landlord shall have the right to disclose the foregoing consent to any energy provider(s) as may be necessary for Landlord to comply with the Energy Benchmarking Laws. Tenant further acknowledges that such information may be submitted by Landlord to the California Energy Commission or other public agency or entity, as required by Energy Benchmarking Laws in effect from time to time.
Section 7.4.    LEED Standard. Tenant acknowledges and agrees that Landlord has obtained a LEED Gold Core & Shell certification (the “LEED Certification”). Notwithstanding anything to the contrary contained herein, Landlord reserves the right to make alterations, additions, improvements, replacements or modifications to the Common Areas and Building systems for the purposes of sustaining and/or maintaining such LEED Certification or any other like designation or rating related to or associated with the conservation of water, energy or any other natural resource, the use of sustainable or renewable energy sources or products, or the energy efficiency of the Building or any portion thereof, so long as such alterations, additions, improvements, replacements or modifications do not have a material, adverse impact upon Tenant’s use of the Common Areas, Building or Leased Premises. Tenant hereby covenants and agrees to cooperate with Landlord and on a reasonably prompt basis, with respect to any reasonable requests by or associated in connection with Landlord’s efforts to sustain and/or maintain a LEED Certification or any other like designation or rating for the Project (or any part thereof), which cooperation may include, but not be limited to, delivering to Landlord responses to any questionnaires or any other forms or providing any other information related to the Leased Premises or its use, which Landlord may request. Notwithstanding the foregoing, in no event shall Tenant be required to perform any of Tenant’s Alterations or the Tenant Work in accordance with LEED standards.

Section 7.5    Amenities.
    A.    During the Term, Tenant and Tenant’s employees shall have the non-exclusive use of the “Santana West Fit Studio” in the Project subject to the terms and conditions upon which Landlord offers such use rights to other tenants of the Project. Tenant acknowledges that Landlord may elect to change the terms and conditions of use of the Santana West Fit Studio, including implementation of reasonable, non-discriminatory rules, use charges and/or reimbursement of costs on a prorated basis, in Landlord’s sole and absolute discretion. Landlord may specifically condition the use of the Santana West Fit Studio by any Person upon such Person’s execution of a commercially reasonable written waiver and release holding Landlord and the Landlord’s Indemnities harmless from any and all Losses arising from injury to such Person occurring in the Santana West Fit Studio or resulting from the use thereof. Neither Landlord nor any Landlord’s Indemnities shall have any liability to Tenant or any if its agents, employees, servants, licensees, contractors and subtenants for any Losses whatsoever arising out of the use of the Santana West Fit Studio.
    B.     During the Term, Tenant and Tenant’s employees shall have the non-exclusive use of the Fit Studio at Santana Row (the “Santana Row Fit Studio”), subject to the terms and conditions upon which Landlord offers such use rights to other tenants of the Project and Santana Row. Tenant acknowledges that Landlord may elect to change the terms and conditions of use of the Santana Row Fit Studio, including implementation of reasonable, non-discriminatory rules, in Landlord’s sole and absolute discretion. Landlord may specifically condition the use of the Santana Row Fit Studio by any Person upon such Person’s execution of a commercially reasonable written waiver and release holding Landlord and the Landlord’s Indemnities harmless from any and all Losses arising from injury to such Person occurring in the Santa Row Fit Studio or resulting from the use thereof. Neither Landlord nor any Landlord’s Indemnities shall have any liability to Tenant or any of its agents, employees, servants, licensees, contractors and subtenants for any Losses whatsoever arising out of the use of the Santana Row Fit Studio.
    C.    The parties acknowledge that the Common Areas include a café for the Building (the “Café”). Tenant’s use of the Café shall be on a first-come, first-served basis. Use of the Café shall be subject to payment by Tenant’s employees and guests of the applicable charges for the food and other items purchased therein. The Café shall initially offer “grab and go” food (e.g., pre-packaged salads, sandwiches and canned and bottled beverages) as well as coffee, tea and smoothies; provided, however, that if more than fifty percent (50%) of the Building is leased and occupied on a regular basis, then Landlord may expand the Café’s offerings to include prepared foods. The Café shall also include a board room for meetings that may be reserved by tenants of the Project pursuant to a reservation system and reasonable rules and regulations adopted by Landlord from time to time. Landlord shall initially operate the Café Monday through Friday (excluding non-Business Days) at reasonable hours. All utility and janitorial costs and expenses associated with the Café shall be included in the Operating Costs. Landlord reserves the right to engage an operator (the “Operator”) to operate the Café. Notwithstanding the foregoing, Landlord shall have the right to alter, suspend and/or terminate the Café upon not less than thirty (30) days prior Notice to Tenant due to low use, as reasonably determined by Landlord.
    D.    Landlord has installed one hundred eight (108) Charge Point dual EV Stations (each a “Charging Station” and, collectively, the “Charging Stations”), twenty-two (22) of which are located in the Tower Parking Garage and eighty-six (86) of which are located in the Common Parking Garage. Subject to such reasonable rules and regulations as Landlord may implement from time to time, Tenant shall have the non-exclusive right to use the Charging Stations throughout the Term on a first-come, first-served basis but Landlord makes no representation or warranty that the Charging Stations will be available for the use by Tenant at any time. Landlord reserves the right to modify, replace, and/or upgrade the Charging Stations and the type, manufacturer and characteristics of the Charging Stations shall be determined by Landlord, in Landlord’s sole discretion. The cost of operating, maintaining, repairing, modifying, replacing and/or upgrading the Charging Stations may be included in Operating Costs, subject to Section 6.03.C, above.
ARTICLE 8
INDEMNITY AND INSURANCE

Section 8.1.Indemnity.
A.Tenant shall indemnify, defend and hold Landlord, lessors, partners, members and affiliates, and their respective shareholders, partners, members, trustees, agents, representatives, directors, officers, employees and Mortgagee(s) (collectively, “Landlord’s Indemnitees”) harmless from and against all claims, causes of action, suits, proceedings, liabilities, losses, obligations, damages, judgments, penalties, claims, costs, charges and expenses (including, without limitation, reasonable architects’, consultants’ and attorneys’ fees and costs) (collectively, “Losses”) which may be imposed upon, incurred by, or asserted against any of Landlord’s Indemnitees by a third party and arising, directly or indirectly, out of or in connection with (i) Tenant’s breach of its obligations under this Lease, or (ii) the acts or omissions of Tenant, its subtenants or the respective agents, contractors, employees, servants or licensees in, on or about the Leased Premises, Building, Parking Garage, Project or Santana Row Fit Studio. Tenant shall not be obligated to indemnify Landlord’s Indemnitees against loss, liability, damage, cost or expense arising out of a claim for which Tenant is released from liability pursuant to Section 8.07 below, or a claim to the extent arising out of the violation of this Lease, willful misconduct or negligent acts or omissions of Landlord or its agents, employees or contractors.
B.Landlord shall indemnify, defend and hold Tenant, its partners, officers, shareholders, members, trustees, principals, agents, directors and employees (collectively, “Tenant’s Indemnitees”) harmless from and against all Losses which may be imposed upon, incurred by, or asserted against any of the Tenant’s Indemnitees by a third party and arising, directly or indirectly, out of or in connection with (i) Landlord’s breach of its obligations under this Lease, (ii) the gross negligence or willful misconduct of Landlord or its agents, contractors, servants, employees and/or licensees in, on or about the Building, Parking Garage or Project. Landlord shall not be obligated to indemnify Tenant’s Indemnitees against loss, liability, damage, cost or expense arising out of a claim for which Landlord is released from liability pursuant to Section 8.07 below, or a claim to the extent arising out of the willful misconduct or negligent acts or omissions of Tenant or its agents, employees or contractors.
Section 8.2.Landlord Not Responsible for Acts of Others.
Landlord shall not be liable to Tenant, nor to those claiming through Tenant, for any loss, theft, injury, liability or damage of, for or to Tenant, Tenant’s Indemnitees, Tenant’s business and/or the property of Tenant or Tenant’s Indemnitees which may result from any of the following unless expressly covered under Section 8.01(B), above: (i) any act, omission, fault or negligence of other tenants, occupants or licensees, their respective agents, employees or contractors, or any other Persons (including occupants of adjoining or contiguous buildings, owners of adjacent or contiguous property, or the public); (ii) the breaking, bursting, backup, stoppage or leaking of electrical or phone/internet cables and wires, or water, gas, sewer, HVAC or steam pipes or ducts serving the Leased Premises and/or the Building; (iii) the reduction or interruption of electrical energy, water, gas and/or any other utilities to the Leased Premises; (iv) water, snow or ice being upon the Building or coming into the Leased Premises; and/or (v) earthquake or other acts of God. Tenant acknowledges that its use of the Leased Premises and the Building is at its own risk, subject to Landlord’s indemnity under Section 8.01(B), above.
Section 8.3.Tenant’s Insurance.

Commencing on the earlier of the date Landlord delivers possession of the Leased Premises to Tenant in the condition required hereunder or the date Tenant is given earlier access to the Leased Premises, and continuing at all times during the Term thereafter, Tenant shall carry and maintain:
A.Commercial General Liability (on a current ISO occurrence form or equivalent) with a deductible (which shall not be a self-insured retention) of not more than One Hundred Thousand Dollars ($100,000.00) (the “Deductible Cap”), naming Tenant as the named insured and including Landlord and (at Landlord’s request) Landlord’s Mortgagee (and managing agent), if any, Landlord’s property manager, if any, Federal Realty Investment Trust (“FRIT”), if FRIT is not the Landlord under this Lease, and Ground Lessor, as additional insureds, providing an Additional Insured – Managers or Lessors of Leased Premises Endorsement (#CG-20-11-01-96 or equivalent) protecting Tenant and the additional insureds against liability for bodily injury, death and property damage with respect to liability arising out of the ownership, use, occupancy or maintenance of the Leased Premises and all areas appurtenant thereto, with limits not less than per occurrence limit of Two Million Dollars ($2,000,000.00) and a general aggregate of Five Million Dollars ($5,000,000.00). If the policy also covers locations other than the Leased Premises, the policy shall include a provision to the effect that the aggregate limit of Four Million Dollars ($4,000,000.00) shall apply separately at the Leased Premises. These policy limits may be obtained through any combination of primary and excess insurance. If Tenant sells, serves or distributes food in or on the Leased Premises, then such General Liability Insurance shall include products liability with a combined single limit of Two Million Dollars ($2,000,000.00) per occurrence and an aggregate limit of Two Million Dollars ($2,000,000.00). In addition, if Tenant hosts a function in or on the Leased Premises or Protected Area where alcoholic beverages are sold or served, then Tenant agrees to obtain, and cause any persons or parties providing services for such function to obtain, commercially reasonable host liquor liability coverage naming Landlord, Landlord’s managing agent and those others designated by Landlord as additional insureds and provide Landlord with evidence of the same.
B.“All Risks” or “Special Causes of Loss Form” property insurance covering all of Tenant’s Property, Leasehold Improvements and Specialized Leasehold Improvements (as each are defined in Section 9.05. below), and coverage for those building components for those portions of the Leased Premises that Tenant is responsible to repair pursuant to Section 10.02. below and written for at least the full replacement cost with a deductible of not more than the Deductible Cap.

C.Plate glass insurance covering all plate glass in the Leased Premises. Tenant shall be and remain liable for the repair and restoration of all such plate glass.
D.Comprehensive boiler and machinery coverage, including electrical apparatus, if applicable, with a deductible of not more than Five Thousand Dollars ($5,000.00).
E.Business interruption, loss of income and extra expense insurance with at least Five Hundred Thousand Dollars ($500,000.00) of coverage.
F.Worker’s compensation insurance and employer’s liability insurance with a minimum of One Million Dollars ($1,000,000.00), and statutory worker’s compensation insurance as required by the State of California. Such policy shall provide a waiver of subrogation in favor of Landlord and Landlord’s managing agent.
Notwithstanding anything set forth above, all dollar limits specified in this Section 8.03. may be adjusted not more than once every five (5) years of the Term effective not less than sixty (60) days after the date of any proposed increase, to effect (i) economically equivalent insurance coverage, or coverage reasonably deemed necessary in light of then existing circumstances, based on the written recommendations of a reputable insurance consultant retained by Landlord at Landlord’s sole cost and the practices of owners of comparable mixed-projects in the area of the Project, provided the written report containing the consultant’s recommendation will be provided to Tenant together with any proposed increase in coverage, and/or (ii) the requirements of Landlord’s then-Mortgagee, to the extent consistent with subpart (i), above. In addition, consistent with subpart (i), above, in the event Tenant assigns this Lease (other than in connection with a Permitted Transfer (defined below)) to any assignee that has a Net Worth (defined below) that is less than the Net Worth Threshold (defined below), Landlord shall have the right to reduce the Deductible Cap to such amount as Landlord, in its reasonable discretion, deems appropriate.
Section 8.4.Tenant’s Contractor’s Insurance.
Tenant shall cause any contractor performing work on the Leased Premises to obtain, carry and maintain, at no expense to Landlord the following coverages with limits not less than indicated: (i) worker’s compensation insurance, as required by the State of California and employer’s liability with limits not less than Five Hundred Thousand Dollars ($500,000.00) providing a waiver of subrogation in favor of Landlord, Federal Realty Investment Trust, if FRIT is not the Landlord, Landlord’s managing agent (if applicable) and Ground Lessor; (ii) builder’s risk insurance with a deductible no greater than Twenty-Five Thousand Dollars ($25,000.00), in the amount of the full replacement cost of Tenant’s Property and Leasehold Improvements; (iii) Commercial General Liability Insurance, including completed operations and contractual liability coverage, providing on an occurrence basis limits not less than Three Million Dollars ($3,000,000.00) per occurrence and Five Million Dollars ($5,000,000.00) general aggregate including Landlord, Federal Realty Investment Trust, if FRIT is not the Landlord, Landlord’s managing agent (if applicable) and Ground Lessor as additional insureds using the current ISO Additional Insured Endorsement forms CG 20 38 for ongoing operations and CG 20 37 for completed operations or their equivalent providing coverage at least as broad; and (iv) business automobile liability insurance including the ownership, maintenance and operation of the automotive equipment, owned, hired, and non-owned coverage with a combined single limit of not less than One Million Dollars ($1,000,000.00) for bodily injury and property damage. If the contractor fails to acquire such insurance, Tenant shall provide such insurance (except worker’s compensation insurance and employer’s liability). These policy limits may be obtained through any combination of primary and excess insurance.
Section 8.5.Policy Requirements.
Any company writing any insurance which Tenant is required to maintain or cause to be maintained under Sections 8.03 and 8.04 as well as any other insurance pertaining to the Leased Premises or the operation of Tenant’s business therein (all such insurance being referred to as “Tenant’s Insurance”) shall at all times be licensed and qualified to do business in the jurisdiction in which the Leased Premises are located and shall have received an A-VII or better rating by the latest edition of A.M. Best’s Insurance Rating Service. All of Tenant’s Insurance may be carried under a blanket policy covering the Leased Premises and any other location of

Tenant, if (i) the coverage afforded Landlord and any designees of Landlord shall not be reduced or otherwise adversely affected, and (ii) such blanket policy allocates to the properties and liabilities to be insured under this Article VIII an amount not less than the amount of insurance required to be covered pursuant to this Article VIII, so that the proceeds of such insurance shall not be less than the proceeds that would be available if Tenant were insured under a unitary policy. Tenant’s and Tenant’s contractors Commercial General Liability policies shall name Landlord and/or its designees described in Section 8.03(A), above as additional insured, and Tenant’s property insurance policies shall include Landlord and/or its designees as loss payee for Leasehold Improvements and betterments solely with regard to Tenant’s negligence. Tenant shall notify Landlord in writing of any potential cancellation or material reduction of Tenant’s insurance policies of which Tenant has knowledge at least ten (10) Business Days before any such insurance shall be cancelled. Tenant shall be solely responsible for payment of premiums for all of Tenant’s Insurance. Tenant shall deliver to Landlord at least fifteen (15) days prior to the time Tenant’s Insurance is first required to be carried by Tenant, and upon renewals within three (3) days from the expiration of the term of any such insurance policy (provided, however, in no event shall Tenant allow any such insurance to lapse at any time during the Term), a certificate of insurance of all policies of Tenant’s Insurance. The limits of Tenant’s Insurance shall not limit Tenant’s liability under the Lease, at law, or in equity. Tenant’s Commercial General Liability Insurance shall be primary and non-contributory with respect to Landlord’s liability arising out of the act or omission of Tenant, its officers, agents, contractors, employees. If Tenant fails to deposit a certificate of insurance with Landlord (which shows compliance with the provisions of this Article VIII) within three (3) days after Notice from Landlord, Landlord may acquire such insurance, and Tenant shall pay Landlord the amount of the premium applicable thereto within five (5) days following Notice from Landlord.
Neither the insurance requirements set forth in the Lease nor the Landlord’s review and approval of any insurer or insurance policy shall be deemed to limit the Tenant’s obligations under this Lease or the Tenant’s underlying liability in any manner. The insurance requirements herein merely prescribe the minimum amounts and forms of insurance coverage that the Tenant and their contractors are required to carry. Any failure by the Landlord to enforce in a timely manner any of the provisions of the Lease shall not act as a waiver to enforcement of any of such provisions at a later date.
Section 8.6.Increase in Insurance Premiums.
Tenant shall not keep or do anything in the Leased Premises, the Building, the Common Areas (including, without limitation, the Parking Garage) or the Project that will: (i) cause an increase in the rate of any insurance on the Building and/or Project; (ii) violate the terms of any insurance coverage on the Building or Project carried by Landlord or any other tenant; (iii) prevent Landlord from obtaining such policies of insurance acceptable to Landlord or any Mortgagee of the Building; or (iv) violate the rules, regulations or recommendations of Landlord’s insurers, loss prevention consultants, safety engineers, the National Fire Protection Association, or any similar body having jurisdiction over the Leased Premises. If Tenant does so, and Tenant does not correct the relevant condition within thirty (30) days after Notice, Tenant shall pay to Landlord upon demand the amount of any increase in any such insurance premium. In determining the cause of any increase in insurance premiums, the schedule or rate of the organization issuing the insurance or rating procedures shall be conclusive evidence of the items and charges which comprise the insurance rates and premiums on such property. Notwithstanding anything to the contrary in the foregoing, Landlord hereby represents to Tenant that general office use and general office furniture, fixtures, equipment, and materials will neither cause an increase in Landlord’s insurance premiums or violate the terms of Landlord’s insurance coverage; provided, however, that Landlord has no knowledge of and makes no representations, actual or implied, of Tenant’s actual use and operations within the Leased Premises.
Section 8.7.Waiver of Right of Recovery.
Notwithstanding anything to the contrary herein, neither Landlord nor Tenant shall be liable to the other party or to any insurance company (by way of subrogation or otherwise) insuring such other party, and the parties hereto release each other and their respective employees, successors, assignees and subtenants from all liability for, loss or damage to the releasing party’s building, structure or other tangible property, or any resulting loss of income, or losses under worker’s compensation Laws or benefits, even though such loss or damage might have been occasioned by the negligence of Landlord or Tenant, or their respective managing agents, officers, directors and employees; provided, however, the mutual release contained herein shall not apply to damage to property or loss of income caused by the willful misconduct of the other party or that other party’s officers, directors, or employees. This Section 8.07 shall expressly limit and supersede the indemnification to third parties as provided in Section 8.01. The provisions of this Section 8.07 shall apply to any Transferee pursuant to Article XV of this Lease, and the Transferee shall expressly agree in writing to be bound by the provisions of this Section 8.07 (as if such Transferee were Tenant hereunder) for the benefit of Landlord and such Transferee.
Section 8.8.Landlord’s Insurance.
All insurance maintained by Landlord shall be for the sole benefit of Landlord and under Landlord’s sole control. Landlord shall maintain throughout the Term (i) “all risk” or “special causes of loss form” property insurance including, at Landlord’s election, standard earthquake and flood insurance, insuring the structural components of Building and the Project, to the extent of the full replacement value of such Building (excluding the Leasehold Improvements and Specialized Leasehold Improvements); and (ii) Commercial General Liability Insurance (ISO form or equivalent) covering Landlord’s activities in and about the Project. Provided the insurance coverage carried by Landlord pursuant to (i) above shall not be reduced or otherwise adversely affected, all of Landlord’s insurance may be carried under a blanket policy covering the Project and any other property owned, leased or operated by Landlord or its affiliates, provided the insurance requirements in this Lease are fulfilled and the insurance coverage is not diminished in any way. The cost of all such insurance premiums is included in Operating Costs. Landlord shall not be obligated to insure, and shall have no responsibility whatsoever for any damage to, any Leasehold Improvements, Specialized Leasehold Improvements or Tenant’s Property that Tenant may make, keep or maintain in the Leased Premises during the Term.
ARTICLE 9
CONSTRUCTION AND ALTERATIONS

Section 9.1.Condition of Leased Premises Upon Delivery.
Tenant agrees to accept possession of the Leased Premises when the Delivery Condition has been satisfied, subject only to Landlord’s express representations and warranties set forth in this Section 9.01. Except for Landlord’s express representations and warranties contained in this Lease, neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Leased Premises, the Building, or the Project, the suitability of the Leased Premises for Tenant’s use, or the identity of other tenants or potential tenants of the Project. Landlord represents and warrants that, upon the Delivery Date, the Leased Premises will comply in all material respects with all applicable Laws, including, but not limited to, the Americans With Disability Act and Title 24 (as such Laws are applied and interpreted by the applicable governmental authorities or quasi-governmental authorities as of the date of this Lease) applicable to the condition in which the Leased Premises is being delivered, without regard to any specific use of the Leased Premises or the improvements to be installed by Tenant, (b) the Building systems shall be in good working order and repair. Notwithstanding the foregoing, if, during the Term, Tenant discovers any latent defects, then Landlord shall not be liable to Tenant for any damages, but as Tenant’s sole and exclusive remedy, Landlord, at no cost to Tenant, shall perform such work or take such other action as may be necessary to cure such latent defect(s); provided, however, that Landlord shall not be responsible for correcting such latent defect unless and until Landlord receives Notice thereof from Tenant. Landlord will use commercially reasonable efforts to promptly repair such identified latent defects (subject to Landlord’s reasonable confirmation that such defects are, in fact, latent defects). Landlord’s obligation hereunder does not cover the cost of normal repair, maintenance or replacement expected in light of the specifications of the applicable construction materials and equipment or any repairs necessitated by Tenant’s breach of this Lease, or by any act or negligence of Tenant, its agents, employees, assigns, concessionaires, contractors or invitees. For purposes of this paragraph, “latent defects” means those material defects in the structural components of the Building or the central or base Building mechanical, electrical and plumbing systems (specifically excluding any Leasehold Improvements and supplemental HVAC system, sprinkler system or any other system exclusively servicing the Leased Premises and installed by Tenant).

Section 9.2.Tenant Improvements.
Landlord and Tenant, at their respective sole cost and expense, agree to provide all improvements to the Building and Leased Premises in accordance with their respective obligations set forth in Exhibit B.
Section 9.3.Alterations.
Except with respect to any Tenant Work, which shall be performed pursuant to Exhibit B, below, Tenant shall not make or cause to be made any alterations, additions, renovations, improvements or installations in or to the Leased Premises (“Alterations”) without Landlord’s prior consent, which such consent may be granted or withheld in Landlord’s reasonable discretion and which consent shall not be unreasonably conditioned or delayed, unless expressly provided herein to the contrary. Tenant shall in no event make or permit to be made any Alterations that materially affect (i) any of the Building Systems, (ii) the structural components of the Building including, without limitation, the roof, (iii) the exterior appearance of the Building or (iv) the Tower Parking Garage or Common Parking Garage (collectively, the “Restricted Alterations”), without the prior written consent of Landlord, which may be granted or withheld in Landlord’s sole and absolute discretion. Notwithstanding the foregoing, Tenant may make cosmetic Alterations within the Leased Premises that are not otherwise Restricted Alterations that cost up to Fifty Thousand Dollars ($50,000.00) in the aggregate annually, as long as such Alterations comply with all applicable Laws, are consistent in appearance with the Operating Standard and such Alterations are removed, and any damage to the Leased Premises repaired as required hereunder, prior to the expiration of the Term; provided, however, that such repair and restoration obligation shall not apply to paint or carpet or other Alterations that are not Specialized Leasehold Improvements (as defined below). If Landlord consents to any such Alterations by Tenant and such Alterations are Restricted Alterations, then Landlord shall have the right (but not the obligation) in its sole discretion to manage or supervise such work and Tenant shall pay to Landlord a reasonable fee to reimburse Landlord for overhead and administrative costs and expenses incurred in connection with the management or supervision of such work by Landlord, not to exceed two percent (2%) of the hard costs of construction of any such Restricted Alterations. If, however, such Alterations are not Restricted Alterations, then Landlord shall have the right (but not the obligation) in its sole discretion to review the plans, specifications and design drawings with respect to such work, and Tenant shall pay to Landlord a reasonable fee to reimburse Landlord for overhead and administrative costs and expenses incurred in connection with such review, not to exceed $5,000.
Section 9.4.Work Requirements.
All Alterations performed by Tenant in the Leased Premises shall be performed (i) in a workmanlike manner with first-class materials; (ii) by duly qualified or licensed Persons; (iii) without unreasonable interference with, or disruption to, the operations of Landlord or other tenants or occupants of the Building; and (iv) in accordance with (a) plans and specifications approved in writing in advance by Landlord (as to both design and materials) which such approval shall not be unreasonably conditioned or delayed and may be granted or withheld in Landlord’s reasonable discretion, except as otherwise provided in Section 9.03 above, and (b) all applicable governmental permits, rules and regulations.
Section 9.5.Ownership of Improvements.
All Alterations and Specialized Leasehold Improvements made by Tenant (collectively the “Leasehold Improvements”), that are approved (or deemed approved) by Landlord in accordance herewith, shall become property of Landlord upon Tenant’s vacation or abandonment of the Leased Premises and, unless Landlord directs otherwise with respect to Specialized Leasehold Improvements, shall remain upon and be surrendered with the Leased Premises in the condition and repair existing on installation, ordinary wear and tear, casualty, and condemnation, excepted. Notwithstanding the foregoing or anything to the contrary contained in this Lease, Tenant, at its sole cost and expense, shall be required to remove all alterations, additions, renovations, improvements and installations made to the Leased Premises that constitute Specialized Leasehold Improvements and that Landlord has indicated upon approval thereof pursuant to Section 9.03 above will be required to be removed upon surrender, no later than the Termination Date and repair all damage to the Leased Premises and the Building resulting from such removal; provided, however, in no event shall Landlord require Tenant to remove any

Tenant Work (as defined in Exhibit B attached hereto) unless the same are Specialized Leasehold Improvements. For purposes of this Lease, “Specialized Leasehold Improvements” shall mean Leasehold Improvements that are not general office improvements; provided, however, that without limitation to the foregoing, in all events the following shall constitute Specialized Leasehold Improvements: raised floor systems; executive bathrooms, showers and similar facilities that are not part of the base Building; interstitial staircases, all supplemental HVAC systems (other than that serving Tenant’s server room), atriums, vaults, generators, rack systems, all built in or embedded artwork that is subject to the Visual Artists Rights Act, and Tenant Security Systems (each as defined below); provided, further, however, that the foregoing shall not constitute Landlord’s consent to the installation of any of the foregoing. All movable goods, inventory, office furniture, equipment, trade fixtures, signs, Tenant Lines, and other movable personal property belonging to Tenant that are not permanently affixed to the Leased Premises (collectively, “Tenant’s Property”), shall remain Tenant’s property and shall be removable by Tenant at any time, provided that Tenant repairs any damage to the Leased Premises or the Building caused by the removal of any of Tenant’s Property.
Section 9.6.Removal of Tenant’s Property.
Tenant shall remove all of Tenant’s Property (and any Specialized Leasehold Improvements as Landlord may direct, consistent with Section 9.05, above) prior to the Termination Date or the termination of Tenant’s right to possession. Tenant shall repair any damage to the remaining Leasehold Improvements, the Leased Premises or any other portion of the Building caused by such removal to a condition reasonably comparable to the condition delivered or the initial condition of the Leasehold Improvements, as applicable, reasonable wear and tear and damage by casualty to be repaired by Landlord excepted. If Tenant fails to timely remove said items, they shall be considered as abandoned and shall become the property of Landlord, or Landlord may remove and dispose of them.
Section 9.7.Mechanic’s Liens.
No mechanic’s or other lien shall be allowed against the Building as a result of Tenant’s improvements to the Leased Premises. Tenant shall give Landlord Notice not less than thirty (30) days prior to commencement of any work in, on or about the Leased Premises, and Landlord shall have the right to record and post notices of non-responsibility in or on the Leased Premises. Tenant shall promptly pay all Persons furnishing labor, materials or services with respect to any work performed by Tenant on the Leased Premises. If any mechanic’s or other lien shall be filed against the Leased Premises or the Building by reason of work, labor, services or materials performed or furnished, or alleged to have been performed or furnished, to or for the benefit of Tenant, Tenant shall cause the same to be discharged of record or bonded in the manner required by statute to remove the effect of the relevant lien within ten (10) days subsequent to Notice by Landlord. If Tenant fails to discharge or bond any such lien, Landlord, in addition to all other rights or remedies provided in this Lease, may bond said lien or claim (or payoff said lien or claim if it cannot with reasonable effort be bonded) without inquiring into the validity thereof and all expenses incurred by Landlord in so discharging said lien, including reasonable attorney’s fees, shall be paid by Tenant to Landlord as Additional Rent on ten (10) Business Days demand.
Section 9.8.Cabling; Rooftop Installations.
A.    All voice, data, video, audio and other low voltage control transport system cabling and/or cable bundles (“Tenant Lines”) installed in the Building by Tenant or its contractor shall be (i) in compliance with all applicable Laws and have a composition makeup suited for its environmental use in accordance with NFPA 70/National Electrical Code; (ii) reasonably identifiable as Tenant Lines; (iii) installed in accordance with all EIA/TIA standards and the National Electric Code; and (iv) installed and routed in accordance with a routing plan showing “as built” or “as installed” configurations of cable pathways, outlet identification numbers, locations of all wall, ceiling and floor penetrations, riser cable routing and conduit routing (if applicable), and such other information as Landlord may reasonably request. The routing plan shall be available to Landlord and its agents at the Leased Premises upon request. Upon Landlord’s written request and at Tenant’s sole cost and expense, Tenant shall cause all Tenant Lines (or such Tenant Lines as Landlord shall request) to be removed at the expiration or earlier termination of this Lease; provided, however, if Tenant fails to complete such removal, Landlord, at Landlord’s option, shall have the right within ten (10) Business Days following

Notice, to cause such Tenant Lines to be removed by Landlord’s contractors at the expiration or earlier termination of this Lease, and in such event, Tenant shall reimburse Landlord (within thirty (30) days following Landlord’s written demand) for all costs and expenses incurred by Landlord in connection therewith, as reasonably demonstrated by Landlord (which obligation shall survive the expiration or earlier termination of this Lease). Tenant and its telecommunications companies, including local exchange telecommunications companies and alternative access vendor services companies, shall have no right of access to and within the Building (including the roof of the Building), for the installation and operation of telecommunications systems, including voice, video, data, Internet, and any other services provided over wire, fiber optic, microwave, wireless, and any other transmission systems (“Telecommunications Services”), for part or all of Tenant’s telecommunications within the Building and from the Building to any other location without Landlord’s prior written consent, not be unreasonably withheld, conditioned, or delayed, provided in all cases such providers will have access to the Minimum Point of Entry (“MPOE”) of the Building for the purposes of initiating such service. All providers of Telecommunications Services must be on the then-current pre-approved list for the Project, if any, which Landlord shall provide upon request by Tenant, or shall be approved by Landlord in advance, which approval shall not be unreasonably withheld, conditioned, or delayed if Tenant selects a national provider of such services, and shall be required to comply with the rules and regulations of the Building, all applicable Laws, and Landlord’s reasonable, nondiscriminatory policies and practices for the Building. Tenant acknowledges that Landlord shall not be required to provide or arrange for any Telecommunications Services and that Landlord shall have no liability to Tenant in connection with the installation, operation or maintenance of Telecommunications Services or any equipment or facilities relating thereto, subject to the indemnity provision hereof. Tenant, at its cost and for its own account, shall be solely responsible for obtaining all Telecommunications Services.
B.    Subject to the terms and conditions of this Lease including, without limitation, the Rooftop Rules and Regulations (as defined below), Tenant may during the Term, at no additional charge to Tenant, install, operate, maintain and repair on a location of the roof of the Building designated by Landlord, solely in connection with the conduct of Tenant’s business in the Leased Premises, the Rooftop Equipment (as defined below) (collectively, “Rooftop Installations”). All costs associated with the design, fabrication, engineering, permitting, installation, screening, maintenance, repair, operation, use and removal of the Rooftop Installations shall be borne solely by Tenant except to the extent that the Rooftop Installations are part of the Tenant Work and are paid for out of the Tenant Work Allowance. For purposes of this Lease, “Rooftop Equipment” shall mean (i) telecommunications antennae, microwave dishes and other communications and information technology equipment to serve Tenant’s business in the Leased Premises, and (ii) connections for such equipment for electrical wiring to the Building’s existing electrical supply and cable (including the Tenant Lines) or similar connections necessary to connect the Rooftop Equipment with Tenant’s related equipment located in the Leased Premises.
C.    The routes or paths for wiring and connections serving the Rooftop Equipment shall be through the Building’s risers, plenums, conduits and shafts, subject to reasonable space limitations and Landlord’s reasonable requirements for use of such areas, and in all events subject to Landlord’s approval of plans and installation pursuant to other provisions of this Lease (such routes or paths are collectively referred to herein as “Cable Paths” and all such electrical and other connections, including the Tenant Lines, are collectively referred to herein as “Connections”) with respect to any Rooftop Installations installed after the Tenant Work is completed. If the Rooftop Equipment or other Rooftop Installations or Connections, or any part thereof, constitute part of the Tenant Work, then Landlord’s approvals or disapprovals above shall be given by Landlord in connection with, and subject to the time periods governing, its approval or disapproval of the Construction Drawings pursuant to the Work Agreement.
D.    Without limiting the generality of any other provision hereof, Tenant shall install, maintain, use and operate its Rooftop Equipment in compliance with all applicable Laws and the Rooftop Rules and Regulations attached hereto as Exhibit E, and shall not interfere with or otherwise impair the use and operation of any of the following that is operating within the manufacturer’s specifications therefor or any license granted in connection therewith: (i) television or radio equipment in or about the Project; (ii) transmitting, receiving or master television, telecommunications or microwave antennae equipment located in any portion of the Project; or (iii) radio communication system located on any portion of the Project.
E.    If roof repairs and/or roof replacements to the Building (the “Roof Repairs”) are reasonably necessary at any time, and such roof repairs are conducted by Landlord, Landlord shall give Tenant at least ten (10) Business Days’ prior Notice of the date Landlord intends to commence such Roof Repairs (except that no prior Notice shall be required in the event of an emergency), along with a description of the work scheduled to be performed, where it is scheduled to be performed on the roof, and an estimate of the time frame required for that performance. Tenant shall, at its sole expense, within ten (10) Business Days following receipt of such Notice, remove or relocate the Rooftop Installations on a temporary basis if Landlord reasonably determines such removal of relocation is reasonably necessary or appropriate for the expeditious performance of any Roof Repairs, provided Landlord and Tenant will reasonably cooperate to minimize any interference in service from Rooftop Equipment caused by such relocation or repairs.
F.    Notwithstanding anything to the contrary set forth in this Section 9.08 or elsewhere in this Lease, Tenant shall not be entitled to use more than proportionate share of the roof area of the Building designated by Landlord for the installation of such type of equipment, calculated based on the total number of square feet available on the roof for the installation of such equipment, and the proportion of the Floor Area of the Leased Premises to the total Floor Area in the Building.

Section 9.9.Tenant Security Systems.
Tenant shall have the right, at Tenant’s sole cost and expense, to install a separate security system for the Leased Premises (“Tenant Security System”), provided that any such Tenant Security System shall be subject to Landlord’s reasonable prior review and approval of the plans and specifications for such Tenant Security System in accordance herewith. Tenant shall coordinate the installation and operation of the Tenant Security System with Landlord to assure that the Tenant Security System is compatible with Landlord’s security system and the Building’s systems and equipment and to the extent that Tenant Security System is not compatible with Landlord’s security system and the Building systems equipment, then Tenant shall not be entitled to install or operate said Tenant Security System. The installation, maintenance, use and operation of the Tenant Security System shall comply with all applicable Laws and the terms of the Lease. Tenant shall provide Landlord with key cards or access codes, as applicable to permit Landlord access to the Leased Premises at all times. Tenant acknowledges and agrees that the Tenant’s use of the Tenant Security System and the installation, operation, maintenance and use thereof shall be at Tenant’s sole risk and Landlord shall have no liability whatsoever in connection therewith. On or before the Expiration Date, Tenant shall, at Landlord’s option, remove the Tenant Security System, at Tenant’s cost, in accordance with the terms of this Lease.
ARTICLE 10
REPAIRS, MAINTENANCE, AND LANDLORD’S ACCESS

Section 10.1.Repairs by Landlord.
Landlord covenants to keep, maintain, manage and operate the Common Areas in manner consistent with the Operating Standard. Subject to the terms of this Lease, Landlord agrees to maintain the roof, the exterior and structural portions of the Building, and the Building mechanical, electrical, HVAC, water, sewer, and plumbing systems (specifically excluding any supplemental HVAC system, sprinkler system or any other system exclusively servicing the Leased Premises and installed by Tenant). The costs incurred by Landlord to perform such repairs, maintenance and replacements shall constitute Operating Costs and shall be reimbursed to Landlord in accordance with Article VI above, subject to the exclusions and limitations therein. Notwithstanding the foregoing, if any such repairs, maintenance or replacements are necessitated by Tenant’s Default under this Lease, or by any act or negligence of Tenant, its agents, employees, assigns, concessionaires, contractors, subcontractors or invitees, Tenant shall reimburse to Landlord the reasonable cost incurred in completing such repairs within thirty (30) days after demand therefor, which demand will be accompanied by a reasonable itemization and invoices to evidence the relevant charges.

Section 10.2.Repairs and Maintenance by Tenant.
A.Except for the performance of repairs and maintenance that are expressly the responsibility of Landlord under Section 10.01 above, Tenant shall at all times during the Term at Tenant’s sole cost and expense maintain the entire Leased Premises, including any Tenant Work, Leasehold Improvements, Alterations or other improvements therein, in a clean, and secure condition consistent with the Operating Standard and promptly make all necessary repairs and replacements with materials and workmanship of the same character, kind and quality as the original, including, without limitation, the repair and replacement of appliances and equipment installed specifically by Tenant such as refrigerators, disposals, computer room, air conditioning, sinks and special plumbing fixtures, special fixtures and bulbs for those fixtures, and any non-standard outlets.
Section 10.3.Inspections, Access and Emergency Repairs by Landlord.
Upon reasonable prior Notice (not less than one (1) Business Day) and without materially adversely affecting Tenant’s business within the Leased Premises, Tenant shall permit Landlord to enter all parts of the Leased Premises to inspect the same and to perform its obligations under this Lease, provided no such entry will unreasonably interfere with access to, or use of the Leased Premises and any such entry will comply with Tenant’s reasonable security measures. In the event of an Emergency, Landlord may enter the Leased Premises at any time and make such inspection and repairs as Landlord deems necessary.
Section 10.4.California Accessibility Compliance.
Landlord hereby discloses to Tenant, in accordance with California Civil Code Section 1938, and Tenant hereby acknowledges that the Leased Premises have not undergone an inspection by a Certified Access Specialist (“CASp”) to determine whether the Leased Premises meet all applicable construction-related accessibility standards pursuant to California Civil Code §55.51 et seq. As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: “A Certified Access Specialist (CASp) can inspect the subject Leased Premises and determine whether the subject Leased Premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject Leased Premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject Leased Premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Leased Premises.” In furtherance of the foregoing, and notwithstanding anything to the contrary contained in this Lease, Landlord and Tenant hereby agree as follows: (i) any CASp inspection requested by Tenant shall be conducted, at Tenant’s sole cost and expense, by a CASp approved in advance by Landlord, subject to Landlord’s rules and requirements; (ii) Landlord shall have no obligation to perform any work or repairs identified in any such CASp inspection, unless required to correct a defect in Landlord’s Work; (iii) to the extent that any work, repairs, replacements, or Alterations in the Leased Premises are required by the CASp (or otherwise required as a result of any such CASp inspection), and do not arise solely from a failure of Landlord to complete the Base Building Condition, then, at Landlord’s election, Tenant shall be required to perform the same at Tenant’s sole cost and expense (subject to the terms and conditions of this Lease, including Landlord’s right to approve of detailed plans and specifications in advance); provided, however, if Tenant fails to promptly commence and thereafter diligently pursue completion thereof, Landlord shall have the option to perform any or all of the foregoing at Tenant’s sole cost and expense (with Tenant to reimburse Landlord upon demand for the costs and expenses incurred by Landlord in performing the same, provided Landlord will use contractors who charge market rates and Tenant will have reasonable approval rights over the cost of such alterations); and (iv) Tenant agrees to keep the information in the CASp Report confidential except as necessary for the Tenant to complete such Alterations or as required by applicable Law.
ARTICLE 11

CASUALTY

Section 11.1.Fire or Other Casualty.
Tenant shall give prompt Notice to Landlord in case of fire or other casualty (“Casualty”) to the Leased Premises or the Building.
Section 11.2.Right to Terminate.
A.If (i) the Leased Premises are damaged to the extent of fifty percent (50%) or more of the cost of replacement thereof (i.e., more than fifty percent (50%) of the Floor Area of the Leased Premises immediately before such Casualty is rendered untenantable) and Landlord determines that such damage cannot be repaired to the condition required hereunder within two hundred seventy (270) days from the date of such occurrence; or (ii) during the last two (2) Lease Years or in any Partial Lease Year at the end of the Term, the Leased Premises are damaged to the extent of more than twenty-five percent (25%) of the cost of replacement thereof; then (x) Landlord may terminate this Lease by Notice to Tenant within sixty (60) days after the date of the Casualty, subject to Tenant’s rights hereunder to negate such Notice, provided Landlord’s Notice will include reasonable substantiation of Landlord’s cost of repair and the time required to repair. If Landlord so terminates this Lease and Tenant does not negate Landlord’s Notice as provided herein, then the Termination Date shall be the date set forth in the Notice to Tenant, which date shall not be more than ninety (90) days after the giving of said Notice. The “cost of replacement” shall be determined by the company or companies insuring Landlord against the Casualty, or, if there shall be no such determination, by a qualified Person selected by Landlord to determine such “cost of replacement.”
B.If (i) at any time during the Term of this Lease, the Leased Premises or the Common Areas (to the extent such Common Areas are insured by Landlord and only if Tenant is unable to access the Leased Premises) are damaged and Landlord, in good faith, determines that such damage cannot be repaired within two hundred seventy (270) days from the date of such occurrence, or (ii) during the last two (2) Lease Years or in any Partial Lease Year at the end of the Term either the Leased Premises are damaged to the extent of more than twenty-five percent (25%) of the cost of replacement thereof, or more than fifty percent (50%) of the Floor Area of the Leased Premises immediately before such Casualty is rendered untenantable and Landlord, in good faith, determines that such damage cannot be repaired within one hundred eighty (180) days from the date of such occurrence, Tenant may, notwithstanding any right Landlord may have hereunder to elect that this Lease continue, terminate this Lease by giving Landlord sixty (60) days’ prior Notice given within sixty (60) days after the date of the Casualty.
Section 11.3.Landlord’s Duty to Reconstruct.
Landlord shall repair the Leased Premises (excluding Tenant’s Property, the Leasehold Improvements (including Specialized Leasehold Improvements) and Tenant Work, which shall be Tenant’s obligation to repair, restore or replace) and the Common Areas to a substantially similar condition as existed prior to the Casualty except for modifications required by zoning and building codes and other applicable Laws that do not materially reduce Floor Area. Unless this Lease is terminated as provided in this Article XI, Landlord shall proceed with reasonable diligence and promptness, given the nature of the damage to be repaired, to effect the Landlord’s restoration work, all subject to reasonable delays for insurance adjustments, zoning and building codes, and other applicable Laws then in effect, and Force Majeure. Under no circumstance shall Landlord’s restoration work include repairs and restoration of any Tenant Work, Leasehold Improvements (including Specialized Leasehold Improvements) or Tenant’s Property. Unless this Lease is terminated as provided in this Article XI, if and to the extent that any damaged Tenant Work, Leasehold Improvements (including Specialized Leasehold Improvements) or Tenant’s Property must be removed in order for Landlord to prosecute Landlord’s restoration work or to eliminate any hazard or nuisance resulting from such damaged Tenant Work, Leasehold Improvements (including Specialized Leasehold Improvements) or Tenant’s Property then, after Landlord gives Tenant access for that purpose, Tenant shall proceed with reasonable diligence, given the nature of the work, to remove such damaged Tenant Work, Leasehold Improvements (including Specialized Leasehold Improvements) and/or Tenant’s Property in accordance with applicable Laws, subject to reasonable delays for insurance adjustments and Force Majeure, unless removal is covered by Landlord’s insurance if Landlord removes such items, in which case Landlord shall remove such items.

Section 11.4.Tenant’s Duty to Reconstruct.
Unless this Lease is terminated as provided in this Article XI, in the event of a Casualty, Tenant shall, to the extent that insurance proceeds are available to Tenant therefor (or would have been available to Tenant had Tenant carried the insurance required to be carried pursuant to this Lease and complied with the terms thereof) restore the Tenant Work, Leasehold Improvements (including Specialized Leasehold Improvements) and Tenant’s Property to substantially the same condition existing prior to the Casualty except for modifications required by zoning and building codes and other applicable Laws. Tenant shall proceed with reasonable diligence, given the nature of the work, to effect such restoration in a good and workmanlike manner and in accordance with applicable Laws, subject to Force Majeure. If this Lease is terminated as provided in this Article XI, Tenant, no later than the expiration or sooner termination of this Lease, shall remove the damaged Tenant Work and Leasehold Improvements (including Specialized Leasehold Improvements) and remove Tenant’s Property, or, if Tenant so elects, or otherwise fails timely to remove such damaged Tenant Work and Leasehold Improvements, shall deliver insurance proceeds to Landlord sufficient to reimburse Landlord in full for removal of such Tenant Work and Leasehold Improvements within thirty days of invoice therefore.
Section 11.5.Insurance Proceeds.
In the event of any damage to the Leased Premises or the Building (or any equipment, furniture, furnishings, trade fixtures or personal property therein) from any Casualty, Landlord shall be entitled to the full proceeds of any insurance coverage carried by Landlord in connection with such loss or damage, and Tenant shall be entitled to the full proceeds of any insurance coverage carried by Tenant in connection with such loss or damage; provided, however, in the event Tenant shall exercise any right to terminate this Lease as a result of a Casualty in accordance with this Article XI, then Tenant shall have the obligation to remit to Landlord, from (and to the extent of) the proceeds of any of Tenant’s insurance covering same, an amount equal to the unamortized cost of the Tenant Work Allowance (or other allowances afforded Tenant by Landlord hereunder with respect to construction of improvements to any portion of the damaged Leased Premises) if Landlord advises Tenant that Landlord intends in good faith to restore the Building to substantially the condition and substantially the same use existing prior to such loss or damage.

Section 11.6.Landlord Not Liable For Business Interruption.
Notwithstanding any provision in this Lease to the contrary, Landlord shall not be liable for any loss of business, inconvenience or annoyance arising from any repair, restoration or rehabilitation of any portion of the Leased Premises or the Building as a result of any damage from a Casualty; provided that the foregoing shall not be deemed to excuse or otherwise modify Landlord’s continuing obligation to perform Landlord’s restoration work, all as and to the extent otherwise provided in this Article XI, nor impair Tenant’s right to abatement of Rent as provided herein.

Section 11.7.Rent Abatement.
Whether or not Landlord or Tenant elect to terminate this Lease under this Article XI, while this Lease shall remain in full force after a Casualty, Tenant shall be entitled to a reduction of Minimum Rent and Tenant’s Share of Operating Costs and Taxes in proportion that the Floor Area of the Leased Premises not actually used by Tenant in good faith after the Casualty bears to the total Floor Area of the Leased Premises, during the period beginning with the date such Floor Area becomes untenantable and Tenant ceases to use such Floor Area for the normal conduct of its business and ending either thirty (30) days after substantial completion of Landlord’s restoration work or on the effective date of any termination, as applicable. For purposes of this Article XI, the term “Substantial Completion” shall have the same meaning as provided in Exhibit B with respect to substantial completion of the Landlord Work.

Section 11.8.Casualty Prior To Term Commencement Date.
The terms and provisions of this Article XI shall apply to any damage to the Building caused as a result of a Casualty, regardless of whether such damage occurs prior to or after the Term Commencement Date.

Section 11.9.Waiver.
This Article XI shall be Tenant’s sole and exclusive remedy in the event of damage or destruction to the Leased Premises or the Building. As a material inducement to Landlord entering into this Lease, Tenant hereby waives any rights it may have under Sections 1932, 1933(4), 1941 or 1942 of the Civil Code of California with respect to any destruction of the Leased Premises, Landlord’s obligation for tenantability of the Leased Premises and Tenant’s right to make repairs and deduct the expenses of such repairs, or under any similar law, statute or ordinance now or hereafter in effect.
ARTICLE 12
CONDEMNATION

Section 12.1.Taking of Leased Premises.
A.If more than twenty-five percent (25%) of the Floor Area of the Leased Premises shall be appropriated or taken under the power of eminent domain, or conveyance shall be made in anticipation or in lieu thereof (“Taking”), either party may terminate this Lease as of the effective date of the Taking by giving Notice to the other party of such election within thirty (30) days prior to the date of such Taking.
B.If there is a Taking of a portion of the Leased Premises and this Lease is not terminated pursuant to Section 12.01.A, above, then (i) as of the effective date of the Taking, this Lease shall terminate only with respect to the portion of the Leased Premises taken; (ii) after the effective date of the Taking, the Rent shall be reduced by multiplying the same by a fraction, the numerator of which shall be the Floor Area not useable by Tenant after the Taking and the denominator of which shall be the Floor Area of the Leased Premises immediately prior to the Taking; and (iii) as soon as reasonably possible after the effective date of the Taking, Landlord shall, to the extent feasible, restore the remaining portion of the Leased Premises to a complete unit of a similar condition as existed prior to any work performed by Tenant, provided, however, Landlord shall have the right to terminate this Lease if it would be required to expend more on such alteration or restoration work than the condemnation award received and retained by Landlord for the Leased Premises.
Section 12.2.Taking of Building.
If there is a Taking of any portion of the Building so as to render, in Landlord’s reasonable judgment, the remainder unsuitable for use as an office building, Landlord shall have the right to terminate this Lease upon thirty (30) days’ Notice to Tenant. Provided Tenant is not then in Default, Tenant shall receive a proportionate refund from Landlord of any Rent paid in advance by Tenant.
Section 12.3.Condemnation Award.
All compensation awarded for a Taking of any part of the Leased Premises (including the Leasehold Improvements) or a Taking of any other part of the Building shall belong to Landlord. Notwithstanding the foregoing, Tenant shall have the right to collect and pursue any award as may be available for moving expenses, Tenant’s Work and other Alterations, or Tenant’s Property.
Section 12.4.Waiver of CCP § 1265.130.
Each party waives the provisions of California Civil Code Procedure Section 1265.130 allowing either party to petition the superior court to terminate this Lease as a result of a partial taking. The rights contained in this Article XII shall be Tenant’s sole and exclusive remedy in the event of a Taking. Tenant waives the provisions of Sections 1265.130 and 1265.150 of the California Code of Civil Procedure and the provisions of any successor or other law of like import.
ARTICLE 13

PARKING GARAGE; PARKING RIGHTS & BUILDING AMENITIES

Section 13.1.Parking Rights.
Provided that Tenant, any Permitted Transferee or assignee or sublessee of Tenant approved by Landlord is leasing the entire Leased Premises, Tenant shall have the right to use the number of parking spaces on the Subterranean Parking Levels and in the Parking Garage set forth in Section 1.01(K), above, which right shall include (a) the non-exclusive right to use up to 0.8 parking spaces per 1,000 square feet of Floor Area (i.e., initially, 19 spaces) in the Tower Parking Garage; and (b) the non-exclusive right to use 2.2 parking spaces per 1,000 square feet of Floor Area (i.e., initially, 52 spaces) in the Common Parking Garage; provided, however, that Tenant acknowledges and agrees that (i) the parking spaces in the Parking Garage may be made available to the public after 5:00 p.m. Pacific Time; and (ii) Landlord shall have the right to designate up to one hundred (100) of the parking spaces in the Common Parking Garage as reserved exclusive parking for Ground Lessor and the patrons of the Winchester Mystery House (if applicable, the “WMH Reserved Parking”) and to ratably designate parking spaces for use by other tenants of the Building in the Tower Parking Garage and Common Parking Garage. If Tenant or any Permitted Transferee or assignee or sublessee of Tenant approved by Landlord no longer leases the entire Leased Premises originally leased hereunder, then the number of parking spaces allocated to Tenant shall be proportionately reduced based on a fraction the numerator of which is the Floor Area then leased by Tenant and the denominator of which is the Floor Area of the entire Leased Premises. Tenant acknowledges and agrees that (1) neither Tenant nor its employees, business invitees, and permitted sublessees and assignees shall park in the WMH Reserved Parking; (2) the parking spaces in the Subterranean Parking Levels and in the Parking Garage shall be used solely for the parking of passenger vehicles by Tenant and its employees, business invitees, and permitted sublessees and assignees hereunder only; (3) Tenant’s parking passes shall not be assigned or transferred separate and apart from this Lease, or any sublease or license hereunder, and upon the expiration or earlier termination of this Lease, Tenant’s parking rights (including its right to the parking passes) shall immediately terminate; (4) with the exception of the WMH Reserved Parking, if applicable, the parking spaces in the Parking Garage shall be available for use, on a non-exclusive, first come/first served basis; and (5) with the exception of the parking spaces designated for exclusive use by tenants of the Building, the parking spaces in the Tower Parking Garage shall be available for use on a non-exclusive, first come/first served basis. Landlord may reasonably regulate the access to the Tower Parking Garage and Common Parking Garage, including, without limitation, installing such equipment, including gates and card key access, as may be required to regulate access thereto, provided the cost of such gates and access control systems shall be included in Operating Costs, subject to Section 6.03.C, above. Landlord will use commercially reasonable efforts to enforce Tenant’s parking rights hereunder in a manner consistent with Landlord’s enforcement efforts throughout the balance of the Project. Tenant acknowledges and agrees that (A) those areas identified on Exhibit K attached hereto (the “Ground Lessor Retained Property”) are for the sole use of Ground Lessor, its affiliates and the patrons of the Winchester Mystery House; (B) neither Tenant nor its employees, business invitees, permitted sublessees or assignees shall park on the Ground Lessor Retained Property or use either side of Olsen Drive for any use other than permitted ingress or egress; and (C) Ground Lessor has the right to institute parking controls on the Ground Lessor Retained Property, including towing of offending vehicles, if Tenant or any employees, business invitees, permitted sublessees or assignees park or otherwise use the Ground Lessor Retained Property or use either side of Olsen Drive for any use other than permitted ingress or egress.
Section 13.2.Parking Rules and Conditions.
Use of the Parking Garage and any other parking facilities of the Project by Tenant, its employees, business invitees, and permitted sublessees and assignees is further subject to the reasonable rules and regulations of Landlord as may be promulgated or amended by Landlord from time to time in Landlord’s reasonable discretion that are not inconsistent with the foregoing.
Section 13.3.Use of Outdoor Terrace. So long as Tenant, any Permitted Transferee or other assignee approved by Landlord, is leasing the entire Leased Premises, then Tenant, any such Permitted Transferee or other assignee approved by Landlord and their respective sublessees shall have the exclusive right, at sole cost and expense of each of them, to use such the exterior outdoor terrace located on Olin Drive on Floor 1 of the Building (the “Outdoor Terrace”), subject to and in accordance with all applicable provisions of this Lease. To Landlord’s actual knowledge, the Outdoor Terrace meets all applicable Laws. Possession of the Outdoor Terrace shall be delivered to Tenant in its current as-is condition without any requirements of Landlord to demise or improve the Outdoor Terrace (to meet requirements of applicable Laws or for any other reason), except that Landlord shall install privacy planting along Olin Drive in a manner determined by Landlord and approved by Tenant in its reasonable discretion. Tenant shall be responsible, at Tenant’s sole cost and expense, for obtaining any and all required permits and approvals from governmental agencies and entities having jurisdiction thereof (now or in the future) relating to the use of any of the Outdoor Terrace. Subject to the forgoing, the Outdoor Terrace shall be delivered in its as-is condition. Without limiting other applicable provisions of the Lease: (a) Tenant also shall be responsible, at Tenant’s sole cost and expense, for furnishing, maintaining and replacing any and all tables, chairs and other fixtures, trade fixtures, equipment and personal property that Tenant, in its sole discretion choses to use in connection with Tenant’s permitted use of the Outdoor Terrace, for securing same during any period of non-use and Landlord shall have no responsibility or liability therefore, or for any damage, vandalism, theft or the like with respect thereto, except for the violation of this Lease, negligence or willful misconduct of Landlord or any of its agents or contractors; and (b) Tenant’s business operations in or about the Outdoor Terrace shall be conducted in compliance with the terms of this Lease and all applicable laws; and (c) Tenant and its employees use the Outdoor Decks consistent with the Operating Standard. Tenant specifically agrees and acknowledges that the boundaries of the Outdoor Terrace as depicted on Exhibit A-2 attached hereto must be specifically and precisely observed by Tenant so that its personal property is not placed outside of such boundaries, whether by Tenant or its invitees. In furtherance of the foregoing, Tenant agrees to take reasonable measures (including as may requested by Landlord) to enforce such boundaries including, without limitation, the placement of planters or other physical barrier along such boundaries, such barrier to be located wholly within the Outdoor Terrace.

Subject to, and without limiting the foregoing, so long as Tenant and any Permitted Transferee has the exclusive right to use the Outdoor Terrace, then Tenant shall have the right to use any of the Outdoor Terrace for special events (e.g. product launches, company events, client events, job fairs, etc.) (collectively, “Special Event(s)”) subject to the following: (i) all Special Events shall be conducted in accordance with all applicable laws, the terms and conditions of this Lease, and in a manner that will not unreasonably disturb or interfere with the other tenants and occupants of the Project; (ii) no Special Event shall be used for the sale, display, marketing, promotion, testing, training or other use that violates the exclusive mercantile rights of any other tenants or occupants in the Building (copies of which Landlord shall provide upon receipt of Tenant’s written request); and (iii) if the Special Event will require additional security, then Tenant shall, at its sole cost and expense, arrange for such additional security measures as reasonably determined by Tenant. Tenant shall insure Tenant’s activities related to any Special Events, shall clean (including the removal of any and all trash and refuse) the Outdoor Terrace both during such Special Event and following the completion of any such Special Event, and shall repair all damage to the Outdoor Terrace resulting from any activities related to such Special Event.

In no event shall Tenant charge any fee, admission charge or other consideration for use of the Outdoor Terrace or use the Outdoor Terrace for any commercial purpose provided, in all cases, Tenant obtains (at its cost and expense) any and all required permits, licenses and certificates for such use. Tenant shall have the right to install tables, chairs, umbrellas and other furniture to facilitate outdoor seating and the use of the Outdoor Terrace. Tenant shall also have the right to install on the Outdoor Terrace, ADA compliant access ramps and planters, landscaping, and sufficient lighting and lighting controls to provide adequate lighting for egress and evening events, and electrical power for incidental use; provided, however, any such installations shall in accordance with all applicable Laws and shall be subject to Landlord's prior written approval as may be required in accordance with the terms set forth in Section 9.03, except the prohibition regarding Alterations that are visible from the outside of the Building shall not apply to alterations and installations by Tenant to the Outdoor Terrace provided that such Alterations are consistent with the Operating Standard.

Tenant shall not place persons or property on the Outdoor Decks in excess of the authorized load permitted thereon based on the design therefor or in excess of the maximum occupancy permitted under applicable Laws; Tenant shall not use loudspeakers or other sound amplification systems or equipment on the Outdoor Terrace that may be unreasonably disturbing to other tenants or occupants of the Building or Project (provided Tenant may have speakers that may create ambient background sounds and music), or create any noise in violation of Laws.

ARTICLE 14
SUBORDINATION AND ATTORNMENT

Section 14.1.Subordination.
Tenant’s rights under this Lease are subordinate to (i) all present and future ground or underlying leases affecting all or any part of the Building including, without limitation, the Ground Lease, and (ii) any easement, license, mortgage, deed of trust or other security instrument now or hereafter affecting the Building (those documents referred to in (i) and (ii) above being collectively referred to as a “Mortgage” and the Person or Persons having the benefit of same being collectively referred to as a “Mortgagee”). Tenant’s subordination provided in this Section 14.01 is self-operative and no further instrument of subordination shall be required; provided, however, (a) any such subordination is conditioned on the Mortgagee’s agreement not to disturb Tenant in possession of the Leased Premises after a foreclosure of any Mortgage for so long as there shall be no Default under the Lease and (b) Landlord agrees to use commercially reasonable efforts to obtain a commercially reasonable subordination, non-disturbance and attornment agreement from any future Mortgagee recognizing Tenant’s rights under this Lease; provided, however, that Landlord’s inability to obtain such an agreement shall neither constitute a default herein or release Tenant from its obligations hereunder. Except for the Ground Lease, Landlord represents and warrants that, as of the date of this Lease, the Leased Premises is not encumbered by any Mortgage or other interest superior to that of Tenant, the termination of which could give rise to a termination of the Lease. On or before the Term Commencement Date, Landlord shall deliver to Tenant a subordination, non-disturbance, and attornment agreement in the form substantially similar to that attached hereto as Exhibit J from the lessor under the Ground Lease.
Section 14.2.Attornment.
If any Person succeeds to all or part of Landlord’s interest in the Leased Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease or otherwise, Tenant shall, without charge, attorn to such successor-in-interest upon request from Landlord, provided such successor agrees to recognize this Lease for so long as there is no Default hereunder.
Section 14.3.Estoppel Certificate.
Each of Landlord and Tenant, within twenty (20) days after receiving Notice from, and without charge or cost to, the other, shall certify by written instrument to the other or any other Person designated by Landlord or Tenant: (i) that this Lease is in full force and effect and unmodified (or if modified, stating the modification); (ii) the dates, if any, to which each component of the Rent due under this Lease has been paid; (iii) whether Landlord or Tenant, to the knowledge of the certifying party, has failed to perform any covenant, term or condition under this Lease, and the nature of Landlord’s or Tenant’s failure, if any; and (iv) such other relevant factual information as Landlord or Tenant may reasonably request.
Section 14.4.Quiet Enjoyment.
Landlord covenants that it has full right, power and authority to enter into this Lease and that Tenant, upon performing all of Tenant’s obligations under this Lease and timely paying all Rent, shall, subject to the terms of this Lease, the Ground Lease and all matters of record affecting the Leased Premises, peaceably and quietly have, hold and enjoy the Leased Premises during the Term without hindrance, ejection or molestation by any Person lawfully claiming by, through or under Landlord.
ARTICLE 15

ASSIGNMENT AND SUBLETTING

Section 15.1.Landlord’s Consent Required.
A.Tenant, shall not voluntarily or involuntarily, by operation of law or otherwise: (i) transfer, assign, mortgage, encumber, pledge, hypothecate, or assign all or any of its interest in this Lease; or (ii) sublet or permit the Leased Premises, or any part thereof, to be used by others, including, but not limited to, concessionaires or licensees; (iii) except in the case of a Permitted Transfer (as defined in Section 15.03 below), issue new stock (or partnership shares or membership interests), create additional classes of stock (or partnership shares or membership interests), or sell, assign, hypothecate or otherwise transfer the outstanding voting stock (or partnership shares or membership interests) so as to result in a transfer of more than fifty-one percent (51%) of the equity or other ownership interests of original named Tenant hereunder or any Permitted Transferee (each, a “Change of Control”), provided, however, that this subsection (iii) shall not be applicable to Tenant if it is a publicly owned corporation whose outstanding voting stock is listed on a national securities exchange (as defined in the Securities Exchange Act of 1934, as amended) or is traded actively in the over-the-counter market, without the prior consent of Landlord, in each instance, which consent Landlord may not unreasonably withhold, condition, or delay, which reasonableness is subject to the provisions set forth in Section 15.01.D and subject to Section 15.03, below. All of the foregoing transactions shall be referred to collectively or singularly as a “Transfer”, and the Person to whom Tenant’s interest is transferred shall be referred to as a “Transferee”.
B.Any Transfer requiring consent hereunder and made without Landlord’s consent shall not be binding upon Landlord, shall confer no rights upon any third Person, and shall, subject to Notice and the expiration of any applicable grace period of any kind, constitute a Default by Tenant under this Lease. Acceptance by Landlord of Rent following any Transfer shall not be deemed to be a consent by Landlord to any such Transfer, acceptance of the Transferee as a tenant, release of Tenant from the performance of any covenants herein, or waiver by Landlord of any remedy of Landlord under this Lease, although amounts received shall be credited by Landlord against Tenant’s Rent obligations. Consent by Landlord to any one Transfer shall not be a waiver of the requirement for consent to any other Transfer. No reference in this Lease to assignees, concessionaires, subtenants or licensees shall be deemed to be a consent by Landlord to occupancy of the Leased Premises by any such assignee, concessionaire, subtenant or licensee.
C.    Landlord’s consent to any Transfer shall not operate as a waiver of, or release of Tenant from, Tenant’s covenants and obligations hereunder; nor shall the collection or acceptance of Rent or other performance from any Transferee have such effect. Rather, Tenant shall remain fully and primarily liable and obligated under this Lease for the entire Term in the event of any Transfer, and in the event of a Default by the Transferee, Landlord shall be free to pursue Tenant, the Transferee, or both, without prior Notice or demand to either.
D.    Landlord reserves the right to withhold its consent to a Transfer if any of the following conditions are applicable and it shall be deemed reasonable for Landlord to deny such consent if any of the following conditions are applicable:
(i)    Tenant is in Default of this Lease; or
(ii)        The Net Worth (as defined below) of the Transferee immediately prior to the Transfer is insufficient to fulfill the financial obligations arising under the Lease or the relevant sublease, as reasonably determined by Landlord, based on financial information provided by Tenant;
(iii)    The inability of Transferee to continue to operate the business conducted in the Leased Premises for general office purposes or the other purposes permitted in this Lease;
(iv)         Transferee is an existing tenant in the Project and Landlord has sufficient available space in the Building not subject to Lease to satisfy such proposed subtenant’s space requirements; or
(v)        The Transferee would be any of the following parties (A) Ernst & Young LLP, (B) Deloitte and Touche LLP, (C) KPMG LLP, (D) BDO Seidman LLP, (E) Grant Thornton LLP, (F) Accenture, (G) McKinsey & Company, (H) Boston Consulting Group (BCG),

(I) Bain & Company, (J) Baker Tilly, (K) Schneider Downs, and (L) Moss Adams, or any entity resulting from a merger or consolidation of any of the forgoing entities or any entity primarily engaged in the delivery of “top-tier” accounting, tax, advisory or related business consulting services.
E.    Notwithstanding the foregoing, the following conditions shall apply to any proposed Transfer:
(i)    Each and every covenant, condition, or obligation imposed upon Tenant by this Lease and each and every right, remedy, or benefit afforded Landlord by this Lease shall not be impaired or diminished as a result of such Transfer.
(ii)    The Tenant to which the Leased Premises were initially leased shall continue to remain liable under this Lease for the performances of all terms, including, but not limited to, payment of Rent due under this Lease.
(iii)    The Transferee (if an assignee) must expressly assume in a written instrument delivered and reasonably acceptable by Landlord all the obligations of Tenant under the Lease and (if an assignee or sublessee) must execute Landlord’s commercially reasonable consent document.
(iv)    Landlord shall furnish the appropriate documentation in connection with any such Transfer and be entitled to a reasonable administrative fee therefor, as set forth in Section 17.03.
(v)    At the time Tenant requests approval of the Transfer, Landlord shall receive the following information in connection with such Transfer: the name of the proposed Transferee, a copy of the financial statement of the proposed Transferee and any guarantor, information regarding the proposed Transferee’s business history and experience and the proposed Transferee’s business plan and projections for the Leased Premises.
(vi)    If Landlord consents to a Transfer, as a condition thereto, Tenant shall pay to Landlord monthly, as Additional Rent, at the same time as the monthly installments of Rent are payable hereunder, fifty percent (50%) of any Transfer Premium. The term “Transfer Premium” shall mean all rent, additional rent and other consideration paid by such Transferee which either initially or over the term of the Transfer exceeds the Rent or pro rata portion of the Rent, as the case may be, for the applicable space in the case of a subletting, or any amount allocated in writing to the value of the leasehold in the Building, in the case of an assignment, and (a) the actual third party brokers’ commissions paid by Tenant, (b) reasonable attorneys’ fees incurred by Tenant to effect such Transfer, and (c) reasonable tenant improvement costs and rent abatements incurred by Tenant to effect such Transfer (which for avoidance of doubt shall not include any Tenant Work nor Alterations). “Transfer Premium” shall also include, but not be limited to, key money and bonus money paid by Transferee to Tenant in connection with such Transfer. Notwithstanding anything herein to the contrary, this Section 15.01.E(vi) shall not apply to, and no Transfer Premium shall be payable in connection with, any Permitted Transfer (as defined below).
(vii)    In the case of a subletting of less than all of the Leased Premises, Tenant, at is sole cost and expense, shall be solely responsible for constructing any and all necessary demising improvements (collectively, the “Demising Improvements”); provided, however, that (A) such Demising Improvements shall be constructed in accordance with this Lease, and (B) notwithstanding anything to the contrary contained herein, Tenant shall remove the Demising Improvements and restore the Leased Premises to condition in which it existed prior to the construction thereof upon the earlier of the termination or expiration of the sublease of the Term.
Landlord shall approve or disapprove of such proposed Transfer within fifteen (15) Business Days following receipt of Tenant’s Notice of its intent to Transfer the Lease together with the required information set forth above.
Section XV.02. Tenant Remedies.
Notwithstanding anything to the contrary in this Lease, if Tenant claims that Landlord has unreasonably withheld, conditioned, or delayed its consent under this Article XV or otherwise has breached or acted unreasonably under this Article XV, Tenant’s sole remedies shall be declaratory judgment and an injunction for the relief sought, or an action for compensatory monetary damages, and Tenant hereby waives all other remedies, including, without limitation, any right provided under California Civil Code Section 1995.310 or other applicable Laws to terminate this Lease.

Section 15.2.Intentionally Omitted.

Section 15.3.Landlord Consent Not Required.
Notwithstanding anything to the contrary contained in this Article XV, as long as no Default by Tenant has then occurred and is continuing, Tenant may (A) undergo a Change of Control, or (B) assign this Lease or sublet any portion of the Leased Premises (hereinafter collectively referred to as a “Permitted Transfer”) to (i) an affiliate of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant), (ii) any successor entity to Tenant by way of merger, consolidation or other non-bankruptcy corporate reorganization, (iii) an entity which acquires all or substantially all of Tenant’s assets or stock, or (iv) any entity resulting from a spin-off or roll-up of any former, current and/or future division or group of Tenant (collectively, “Permitted Transferees,” and, individually, a “Permitted Transferee”); provided that (a) at least ten (10) Business Days prior to the Transfer (or three (3) Business Days after the Transfer if prior notice of such Transfer is prevented by applicable Laws or confidentiality restrictions), Tenant notifies Landlord of such Transfer, and supplies Landlord with any documents or information reasonably requested by Landlord regarding such Transfer or Permitted Transferee, including, but not limited to, copies of any sublease or instrument of assignment and copies of documents establishing to the reasonable satisfaction of Landlord that the transaction in question is one permitted under this Section 15.03; (b) if the transaction is an assignment, or acquisition of all or substantially all of the assets of Tenant, promptly after the Permitted Transfer, Tenant furnishes Landlord with a written document executed by the proposed Permitted Transferee in which, in the case of an assignment, such entity assumes all of Tenant’s obligations under this Lease thereafter to be performed, and, in the case of a sublease, such entity agrees to sublease the applicable space subject to this Lease; (c) in the case of an assignment pursuant to clauses (A) or (B)(ii), (iii) or (iv) above, if Tenant ceases to exist, the successor entity must have a net worth (computed in accordance with generally accepted accounting principles, except that intangible assets such as goodwill, patents, copyrights, and trademarks shall be excluded in the calculation (“Net Worth”)) at the time of the Transfer of no less than the lesser of (i) One Hundred Fifty Million Dollars ($150,000,000.00), and (ii) the Net Worth of Tenant immediately prior to the Transfer (the “Net Worth Requirement”); (d) any such proposed Transfer is not, whether in a single transaction or in a series of transactions, entered into as a subterfuge to evade the obligations and restrictions relating to Transfers set forth in this Article 15; and (e) the Tenant to which the Leased Premises were initially leased shall continue to remain liable under this Lease for the performances of all terms, including, but not limited to, payment of Rent due under this Lease. “Control,” as used in this Section 15.03, shall mean the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of at least fifty-one percent (51%) of the voting interest in, any person or entity.
ARTICLE 16
DEFAULT AND REMEDIES

Section 16.1.Default.
Each of the following events shall constitute a default (“Default”) by Tenant under this Lease: (i) Tenant’s failure to pay, or make available as required by this Lease, any Rent (including, without limitation, the Prepaid Minimum Rent and Security Deposit) by the date such Rent is due; (ii) if Tenant breaches or fails to observe or perform any term, condition or covenant of this Lease, other than those involving the payment of Rent or the timely delivery by Tenant of an estoppel certificate, documents in connection with a Transfer or insurance certificates, and such breach or failure is not cured within thirty (30) days after Tenant’s receipt of Notice thereof, unless such condition cannot reasonably be cured within such thirty (30) days, in which case Tenant must commence such cure within said thirty (30) days and diligently pursue said cure to its completion (provided, however, if such breach or failure creates a hazard, public nuisance or dangerous situation, said thirty (30) day grace period shall be reduced to forty-eight (48) hours after Tenant’s receipt of Notice); (iii) Tenant’s failure to timely deliver an estoppel certificate, a document in connection with a Transfer or any insurance certificate and such failure continues for five (5) Business Days after Tenant’s receipt of Notice thereof; or (iv) if Tenant fails to carry and maintain the insurance required by this Lease and such failure continues for five (5) Business Days after Tenant’s receipt of Notice thereof. Notwithstanding anything to the contrary contained herein, if the Default can be cured by the payment of money, Tenant shall, except as hereinafter provided, have five (5) Business Days after Notice from Landlord to cure the Default.
Section 16.2.Remedies and Damages.
A.If a Default described in Section 16.01, above, occurs, Landlord shall have all the rights and remedies provided in this Section 16.02, in addition to all other rights and remedies available under this Lease or provided at law or in equity.
B.Landlord may, upon Notice to Tenant, terminate this Lease. If this Lease and Tenant’s right to possession under this Lease are at any time terminated under this Section 16.02 or otherwise, Tenant shall immediately surrender and deliver the Leased Premises peaceably to Landlord. If Tenant fails to do so, Landlord shall be entitled to re-enter, without process and without Notice (any Notice to quit or of re-entry being hereby expressly waived), using such force as may be necessary, and, alternatively, Landlord shall have the benefit of all provisions of law respecting the speedy recovery of possession of the Leased Premises (whether by summary proceedings or otherwise).
C.Landlord may also perform, on behalf and at the expense of Tenant, any obligation of Tenant under this Lease which Tenant fails to perform, the cost of which (together with an administrative fee of ten percent (10%) to cover Landlord’s overhead in connection therewith) shall be paid by Tenant to Landlord within five (5) Business Days after demand therefor. In performing any obligations of Tenant, Landlord shall incur no liability for any loss or damage that may accrue to Tenant, the Leased Premises or Tenant’s Property by reason thereof, except if caused by Landlord’s willful and malicious act. The performance by Landlord of any such obligation shall not constitute a release or waiver of any of Tenant’s obligations under this Lease.
D.Upon termination of this Lease and of Tenant’s right to possession under this Lease, Landlord may at any time and from time to time relet all or any part of the Leased Premises for the account of Tenant or otherwise, at such rentals and upon such terms and conditions as Landlord shall deem appropriate. Landlord shall receive and collect the rents therefor, applying the same first to the payment of such expenses as Landlord may incur in recovering possession of the Leased Premises, including legal expenses and attorneys’ fees, in placing the Leased Premises in good order and condition and in preparing or altering the same for re-rental; second, to the payment of such expenses, commissions and charges as may be incurred by or on behalf of Landlord in connection with the reletting of the Leased Premises; and third, to the fulfillment of the covenants of Tenant under this Lease, including the various covenants to pay Rent. Any such reletting may be for such term(s) as Landlord elects. Thereafter, Tenant shall pay Landlord until the end of the Term of this Lease the equivalent of the amount of all the Rent and all other sums required to be paid by Tenant, less the net avails of such reletting, if any, on the dates such Rent and other sums above specified are due. In any event, Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished by reason of, any failure by Landlord to relet the Leased Premises or any failure by Landlord to collect any sums due upon such reletting.
E.    In addition to all other remedies provided in this Lease and at law, if there occurs a Default by Tenant, in addition to any other remedies available to Landlord at law or in equity, Landlord may terminate this Lease and all rights of Tenant hereunder by Notice to Tenant, in which event Tenant shall immediately surrender the Leased Premises to Landlord. In the event that Landlord shall elect to so terminate this Lease, then Landlord may recover from Tenant:
(i)    The worth at the time of award of any unpaid rent which had been earned at the time of such termination; plus
(ii)    The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii)    The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus
(iv)    Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of events would likely result therefrom, specifically including, but not limited to, brokerage commissions and advertising expenses incurred (to the extent allocable to the remaining Term), expenses of remodeling the Leased Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant, and the unamortized balance of such reimbursements paid by Landlord to Tenant pursuant to Section 17.31 below; and
(v)    At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.
As used in subsections (i) and (ii) above, the “worth at the time of award” is computed by allowing interest at the Interest Rate. As used in subsection (iii) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).
Efforts by Landlord to mitigate damages caused by Tenant’s Default or breach of this Lease shall not waive Landlord’s right to recover damages under this Section. If termination of this Lease is obtained through an unlawful detainer action, Landlord shall have the right to recover in such proceeding the unpaid rent and damages as are recoverable thereon, or Landlord may reserve the right to recover all or any part thereof in a separate suit for such rent and/or damages.
F.    At Landlord’s option and in addition to all other remedies provided in this Lease and at law, if there occurs a Default, Landlord may elect to continue this Lease and Tenant’s right to possession in effect under California Civil Code Section 1951.4 after Tenant’s breach or Default and recover the rent as it becomes due. Landlord and Tenant agree that the limitations on assignment and subletting set forth in Article XV in this Lease are reasonable. Acts of maintenance or preservation, efforts to relet the Leased Premises or the appointment of a receiver to protect Landlord’s interest under this Lease, shall not constitute a termination of Tenant’s right to possession.
Section 16.3.Remedies Cumulative.
No reference to any specific right or remedy in this Lease shall preclude Landlord from exercising any other right, from having any other remedy, or from maintaining any action to which it may otherwise be entitled under this Lease, at law or in equity.
Section 16.4.Waiver.
A.Landlord shall not be deemed to have waived any provision of this Lease, or the breach of any such provision, unless specifically waived by Landlord in a writing executed by an authorized officer of Landlord. No waiver of a breach shall be deemed to be a waiver of any subsequent breach of the same provision, or of the provision itself, or of any other provision.
B.Tenant hereby expressly waives any and all rights of redemption and any and all rights to relief from forfeiture which would otherwise be granted or available to Tenant under any present or future statutes, rules or case law.
C.If Landlord fails to perform any of its obligations under this Lease and (except in case of emergency posing an immediate threat to persons or property, in which case no prior notice shall be required) fails to cure such default within thirty (30) days after written notice from Tenant specifying the nature of such default where such default could reasonably be cured within said thirty (30) day period, or fails to commence such cure within said thirty (30) day period and thereafter continuously with due diligence prosecute such cure to completion where such default could not reasonably be cured within said thirty (30) day period, then Tenant may deliver written notice to Landlord of Tenant’s intent to cure such default, and if Landlord fails to complete such cure within ten (10) Business Days of such additional written notice, then Tenant may cure such default and Landlord shall reimburse Tenant for out-of-pocket third party costs incurred by Tenant in completing such cure within thirty (30) days of Tenant’s delivery of invoice therefore (which shall include reasonable evidence of such costs so incurred), and if Landlord fails timely to reimburse such amount, then Tenant may offset such amounts due an owing against monthly payments of Minimum Rent as such become due and payable until reimbursed in full, provided that Tenant shall not offset more than fifty percent (50%) of any such individual monthly Minimum Rent payment. Notwithstanding anything to the contrary contained in this Lease, Tenant waives the right to make repairs at Landlord’s expense under Sections 1941 and 1942 of the California Civil Code and all other Laws now or hereafter in effect. Furthermore, Tenant hereby waives the provisions of California Civil Code Sections 1932(2) and 1933(4) and the provisions of any successor or other law of like import.
ARTICLE 17
MISCELLANEOUS PROVISIONS

Section 17.1.Notices.
A.Whenever any demand, request, approval, consent or Notice (singularly and collectively, “Notice”) shall or may be given by one party to the other, such Notice shall be in writing and addressed to the parties at their respective addresses as set forth in Section 1.01.J, above, and served by (i) hand, (ii) a nationally recognized overnight express courier, or (iii) registered or certified mail return receipt requested. The date the Notice is received shall be the date of service of Notice. If an addressee refuses to accept delivery, however, then Notice shall be deemed to have been served on either (i) the date hand delivery is refused, (ii) the next business day after the Notice was sent in the case of attempted delivery by overnight courier, or (iii) five (5) Business Days after mailing the Notice in the case of registered or certified mail. Either party may, at any time, change its Notice address by giving the other party Notice, in accordance with the above, stating the change and setting forth the new address.
B.If any Mortgagee shall notify Tenant that it is the holder of a Mortgage affecting the Leased Premises, no Notice thereafter sent by Tenant to Landlord exercising its remedies hereunder shall be effective unless and until a copy of the same shall also be sent to such Mortgagee, in the manner prescribed in this Section 17.01, to the address as such Mortgagee shall designate.
Section 17.2.Recording.
Neither this Lease nor a memorandum thereof shall be recorded without the prior written consent of Landlord.
Section 17.3.Interest and Administrative Costs.
A.If (i) Tenant fails to make any payment under this Lease when due, or (ii) Landlord incurs any costs or expenses in performing any obligation of Tenant or as a result of Tenant’s Default under this Lease, then Tenant shall pay, within five (5) Business Days after demand, such costs and/or expenses plus Interest from the date such payment was due or from the date Landlord incurs such costs or expenses relating to the performance of any such obligation or Tenant’s Default.
B.If (i) Landlord fails to make any payment under this Lease when due, or (ii) Tenant incurs any costs or expenses in performing any obligation of Landlord or as a result of Landlord’s Default under this Lease, then Landlord shall pay, within five (5) Business Days after demand, such costs and/or expenses plus Interest from the date such payment was due or from the date Tenant incurs such costs or expenses relating to the performance of any such obligation or Landlord’s Default.
C.If Tenant requests that Landlord review and/or execute any documents in connection with any Transfer, Tenant shall pay to Landlord, upon demand, as an administrative fee for the review and/or execution thereof, all actual out-of-pocket costs and expenses, including reasonable attorney’s fees incurred by Landlord and/or Landlord’s agent, not to exceed $3,000 in the aggregate, per request.

Section 17.4.Legal Expenses.
If Landlord or Tenant institutes any suit against the other in connection with the enforcement of their respective rights under this Lease, the violation of any term of this Lease, the declaration of their rights hereunder, or the protection of Landlord’s or Tenant’s interests under this Lease, the non-prevailing party shall reimburse the prevailing party for its reasonable expenses incurred as a result thereof including court costs and attorneys’ fees within five (5) Business Days after demand therefor. Notwithstanding the foregoing, if Landlord files any legal action for collection of Rent or any eviction proceedings, whether summary or otherwise, for the non-payment of Rent, and Tenant pays such Rent prior to the rendering of any judgment, the Landlord shall be entitled to collect, and Tenant shall pay, all court filing fees and the reasonable fees of Landlord’s attorneys. Notwithstanding the entry of any judgment related to this Lease, this Section 17.04 shall not be merged with such judgment, but shall survive the entry of such judgment and shall continue to be binding and conclusive on the parties for all time. Post-judgment attorneys’ fees and costs related to the enforcement of any such judgment shall be recoverable in the same or a separate action.
Section 17.5.Successors and Assigns.
This Lease and the covenants and conditions herein contained shall inure to the benefit of and be binding upon Landlord and Tenant, and their respective permitted successors and assigns. Upon any sale or other transfer by Landlord of its interest in the Leased Premises, Landlord shall be relieved of any obligations under this Lease occurring subsequent to such sale or other transfer, to the extent the same are assumed by the transferee.
Section 17.6.Limitation on Right of Recovery Against Landlord; Transfer of Landlord’s Interest.
No shareholder, member, trustee, partner, director, officer, employee, representative or agent of Landlord shall be personally liable in respect of any covenant, condition or provision of this Lease. If Landlord breaches or defaults in any of its obligations in this Lease, Tenant shall look solely to the amount of the equity of the Landlord in the Building and any sale and insurance proceeds arising therefrom for satisfaction of Tenant’s remedies. Further, Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Leased Premises, Building and/or this Lease. Tenant expressly agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease arising after the date of any such transfer and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of such transfer, except as provided in Section 17.07, below. Any transferee shall agree to perform Landlord’s obligations hereunder arising or accruing after the date of such transfer, including, without limitation, the right to a return of the Security Deposit. A ground lease or similar long term lease by Landlord of the entire Building, of which the Leased Premises are a part, shall be deemed a sale within the meaning of this Section 17.06. Tenant agrees to attorn to such new owner provided such new owner does not disturb Tenant’s use, occupancy or quiet enjoyment of the Leased Premises so long as Tenant is not in Default of this Lease. In no event shall Landlord or Tenant be responsible for consequential damages (e.g., lost profits, provided that the foregoing shall not limit Landlord remedies pursuant to Civil Code Section 1951.2 as set forth in Section 15.02.E above), punitive damages or any damages other than direct, actual and compensatory damages incurred by Landlord or Tenant.
Section 17.7.Security Deposit; Letter of Credit.
A.Security Deposit. Unless Tenant elects to deliver a Letter of Credit pursuant to Section 17.07.B, below, contemporaneously with Tenant’s execution and delivery of this Lease, Tenant shall deposit with Landlord, for Landlord’s general account, the Security Deposit set forth in Section 1.01.H hereof as security for the performance of each and every term, covenant, agreement and condition of this Lease to be performed by Tenant. Following a Default, Landlord may use, apply on Tenant’s behalf or retain (without liability for interest) during the Term all or any part of the Security Deposit to the extent required for the payment of any Rent which may be owed hereunder which is not paid when due, or for any sum which Landlord may expend to cure any Default of Tenant. In this regard, Tenant hereby waives any restriction on the uses to which the Security Deposit may be applied as contained in Section 1950.7I of the California Civil Code and/or any successor statute. After each application from the Security

Deposit, Tenant shall, within five (5) Business Days after of Notice from Landlord, restore said deposit to the amount set forth in Section 1.01.H hereof. The use, application or retention of the Security Deposit by Landlord shall not be deemed a limitation on Landlord’s recovery in any case, or a waiver by Landlord of any Default, nor shall it prevent Landlord from exercising any other right or remedy for a Default by Tenant. Landlord shall not be deemed a trustee of the Security Deposit. Landlord may use the Security Deposit in Landlord’s ordinary business and shall not be required to segregate it from Landlord’s general accounts. Tenant shall not be entitled to any interest on the Security Deposit. If Landlord transfers the Building during the Term, Landlord may pay the Security Deposit to any subsequent owner in conformity with the provisions of Section 1950.7 of the California Civil Code and/or any successor statute, in which event the transferring landlord shall be released from all liability for the return of the Security Deposit. Tenant specifically grants to Landlord (and Tenant hereby waives the provisions of California Civil Code Section 1950.7 to the contrary) a period of thirty (30) days following the later of (i) the Termination Date, and (ii) when Tenant surrenders possession of the Leased Premises to Landlord in accordance with the terms of this Lease within which to inspect the Leased Premises, make required restorations and repairs, receive and verify workmen’s billings therefor, and prepare a final accounting with respect to the Security Deposit and return any unused portion. In no event shall the Security Deposit or any portion thereof, be considered prepaid rent.
B.Letter of Credit.
1.In lieu of a Security Deposit, Tenant shall have the right to deliver to Landlord, as protection for the full and faithful performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may suffer (or that Landlord reasonably estimates it may suffer) as a result of any breach or default by Tenant under this Lease, an irrevocable and unconditional negotiable standby Letter of Credit (“Letter of Credit”), in the form attached to this Lease as Exhibit I and containing the terms required in this provision, payable via facsimile or in the cities of Washington, D.C. or San Jose, California, running in favor of Landlord and issued by a solvent, nationally recognized bank with a rating of (i) “A” or better by Moody’s Investors Service, (ii) “A-” or better by Standard & Poor’s Rating Service, or its successor; or (iii) “A-” or better by Fitch Ratings, in the amount of the Eight Hundred Sixty-Six Thousand Eight Hundred Thirty-Four and 40/100ths Dollars ($866,834.40) (“Letter of Credit Amount”). Tenant shall deliver the Letter of Credit to Landlord no later than five (5) Business Days after the mutual execution and delivery of this Lease. Tenant shall pay all expenses, points, or fees incurred by Tenant in obtaining the Letter of Credit. The Letter of Credit shall (1) be “callable” at sight, irrevocable, and unconditional; (2) be maintained in effect, whether through renewal or extension, for the period from the Lease Commencement Date and continuing until the date (“Letter of Credit Expiration Date”) that is thirty (30) days after the expiration of the Term, and Tenant shall deliver a new Letter of Credit or certificate of renewal or extension to Landlord at least thirty (30) days before the expiration of the Letter of Credit then held by Landlord, without any action whatsoever on the part of Landlord; (3) be fully assignable by Landlord, its successors, and assigns; (4) permit partial draws and multiple presentations and drawings; (5) be honored by the bank issuing the same (“Issuing Bank”) regardless of whether Tenant disputes Landlord’s right to draw on the Letter of Credit; and (6) be otherwise subject to Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (UCP600) or International Standby Practices-ISP98, International Chamber of Commerce Publication No. 590 (1998). In addition, the form and terms of the Letter of Credit and the Issuing Bank shall be acceptable to Landlord, in Landlord’s reasonable discretion. Notwithstanding anything to the contrary herein, Landlord hereby approves MUFG as the Issuing Bank. Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the Letter of Credit if any of the following shall have occurred or be applicable: (1) a Default has occurred and such amount is due to Landlord under the terms and conditions of this Lease; (2) Tenant has filed a voluntary petition under any chapter of the U.S. Bankruptcy Code or any similar state law (collectively, “Bankruptcy Code”); (3) Tenant has assigned any or all of its assets to creditors in accordance with any federal or state Laws; (4) an involuntary petition has been filed against Tenant under any chapter of the Bankruptcy Code; or (5) the Issuing Bank has notified Landlord that the Letter of Credit will not be renewed or extended through the Letter of Credit Expiration Date and a replacement Letter of Credit has not been provided as required hereunder.

2.The Letter of Credit shall also provide that Landlord, its successors, and assigns, may, at any time and without notice to Tenant and without first obtaining Tenant’s consent, transfer (one or more times) all or any portion of its interest in and to the Letter of Credit to another party, person, or entity, regardless of whether such transfer is separate from or a part of the assignment by Landlord of its rights and interests in and to this Lease. In the event of a transfer of Landlord’s interest in the Leased Premises, Landlord shall transfer the Letter of Credit, in whole or in part, to the transferee and Landlord shall then, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions of this Article shall apply to every transfer or assignment of the whole or any portion of the Letter of Credit to a new landlord. In connection with any such transfer of the Letter of Credit by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the Issuing Bank such applications, documents, and instruments as may be necessary to effectuate such transfer, and Tenant shall be responsible for paying the Issuing Bank’s transfer and processing fees in connection with any such transfer.
3.If, as a result of Landlord drawing on the Letter of Credit, the amount of the Letter of Credit shall be less than the Letter of Credit Amount, Tenant shall, within five (5) Business Days after the drawdown by Landlord, provide Landlord with additional letter(s) of credit or cash in an amount equal to the deficiency, and any such additional letter(s) of credit shall comply with all of the provisions of this Section 17.07.B. If Tenant fails to comply with this requirement, despite anything to the contrary contained in this Lease, the same shall constitute a default by Tenant.
4.Tenant covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part of it and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment, or attempted encumbrance. Without limiting the generality of the foregoing, if the Letter of Credit expires earlier than the Letter of Credit Expiration Date, Landlord will accept a renewal of the letter of credit (such renewal letter of credit to be in effect and delivered to Landlord, as applicable, not later than thirty (30) days before the expiration of the Letter of Credit), which shall be irrevocable and automatically renewable as required in Section 17.07.B.1 above through the Letter of Credit Expiration Date on the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Landlord in its reasonable discretion. However, if the Letter of Credit is not timely renewed, or if Tenant fails to maintain the Letter of Credit in the amount and in accordance with the terms set forth above, Landlord shall have the right to present the Letter of Credit to the Issuing Bank in accordance with the terms hereof, and the proceeds of the Letter of Credit may be applied by Landlord pursuant to Section 17.07.A, above. Any unused proceeds shall constitute the property of Landlord and need not be segregated from Landlord’s other assets. Landlord agrees to pay to Tenant on or before the Letter of Credit Expiration Date the amount of any proceeds of the Letter of Credit received by Landlord and not (1) applied against any Rent payable by Tenant under this Lease that was not paid when due or (2) used to pay for any losses and damages suffered by Landlord (or reasonably estimated by Landlord that it will suffer) as a result of any breach or default by Tenant under this Lease; provided, however, that if before the Letter of Credit Expiration Date a voluntary petition under the Bankruptcy Code is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, then Landlord shall not be obligated to make such payment in the amount of the unused Letter of Credit proceeds until either (x) all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or (y) such bankruptcy or reorganization case has been dismissed.
5.Tenant acknowledges and agrees that Landlord is entering into this Lease in material reliance on the ability of Landlord to draw on the Letter of Credit on the occurrence of any breach or default on the part of Tenant under this Lease. If Tenant shall Default under this Lease, Landlord may, but without obligation to do so, and without additional notice to Tenant, draw on the Letter of Credit, in part or in whole, to cure any breach or default of Tenant and to compensate Landlord for any and all damages of any kind or nature sustained or which Landlord reasonably estimates that it will sustain resulting from Tenant’s breach or default, including any damages that accrue upon termination of the Lease under the Lease and/or California Civil Code §1951.2 or any similar provision. Landlord’s use, application, or retention of any proceeds of the Letter of Credit, or any portion of it, shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the Letter of Credit, and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the Letter of Credit, either before or following a draw by Landlord of any portion of the Letter of Credit, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw on the Letter of Credit. No condition or term of this Lease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a draw on such Letter of Credit in a timely manner. Tenant agrees and acknowledges that (1) the Letter of Credit constitutes a separate and independent contract between Landlord and the Issuing Bank; (2) Tenant is not a third party beneficiary of such contract; (3) Tenant has no property interest whatsoever in the Letter of Credit or the proceeds of it; and (4) if Tenant becomes a debtor under any chapter of the Bankruptcy Code, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim or rights to the Letter of Credit or the proceeds of it by application of 11 USC §502(b)(6) or otherwise.
6.Tenant may, from time to time, replace any existing Letter of Credit with a new Letter of Credit if the new Letter of Credit: (1) becomes effective at least thirty (30) days before expiration of the Letter of Credit that it replaces; (2) is in the required Letter of Credit amount; (3) is issued by a Letter of Credit bank reasonably acceptable to Landlord; and (4) otherwise complies with the requirements of this Section 17.07.B.
7.Landlord and Tenant acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal or proceeds of it be (1) deemed to be or treated as a “security deposit” within the meaning of California Civil Code §1950.7, (2) subject to the terms of §1950.7, (3) intended to serve as a “security deposit” within the meaning of §1950.7, or (4) limit Landlord’s remedies hereunder. Landlord and Tenant (x) confirm that the Letter of Credit is not intended to serve as a security deposit and §1950.7 and any and all other Laws applicable to security deposits in the commercial context (“Security Deposit Laws”) shall have no applicability or relevancy to the Letter of Credit and (y) waive any and all rights, duties, and obligations either party may now or in the future have relating to or arising from the Security Deposit Laws.
8.Notwithstanding the foregoing or anything to the contrary contained herein, if at any time during the Term, Landlord determines that (i) the Issuing Bank is closed for any reason, whether by the Federal Deposit Insurance Corporation (“FDIC”), by any other governmental authority, or otherwise, or (ii) the Issuing Bank fails to meet any of the following three ratings standards as to its unsecured and senior, long-term debt obligations (not supported by third party credit enhancement): (a) “A” or better by Moody’s Investors Service, or its successor, (b) “A-” or better by Standard & Poor’s Rating Service, or its successor; or (c) “A-” or better by Fitch Ratings, or its successor, or (c) the Issuing Bank is no longer considered to be well capitalized under the “Prompt Corrective Action” rules of the FDIC (as disclosed by the Issuing Bank’s Report of Condition and Income (commonly known as the “Call Report”) or otherwise), or (d) the Issuing Bank has been placed into receivership by the FDIC, or has entered into any other form of regulatory or governmental receivership, conservatorship or other similar regulatory or governmental proceeding, or is otherwise declared insolvent or downgraded below investment grade by the FDIC or other governmental authority (any of the foregoing, an “Issuing Bank Credit Event”), then, within thirty (30) calendar days following Landlord’s notice to Tenant, Tenant shall deliver to Landlord cash or a new Letter of Credit meeting the terms of this Section issued by an Issuing Bank meeting Landlord’s credit rating standards set forth above and otherwise reasonably acceptable to Landlord, in which event, Landlord shall return to Tenant the previously held Letter of Credit. If Tenant fails to timely deliver such replacement Letter of Credit to Landlord, such failure shall be deemed a default by Tenant under this Lease, without the necessity of additional notice or the passage of additional grace periods, entitling Landlord to draw upon the Letter of Credit.
C.Burndown. If, as of the thirty-second (32nd) month of the Lease Term, and each anniversary thereof (such date, and each such anniversary thereof, being referred to herein as a “Reduction Date”), no Default by Tenant has occurred, the Security Deposit, or the face amount of the Letter of Credit if Tenant has delivered a Letter of Credit pursuant to Section 17.07(B)

above, shall be reduced by One Hundred Forty Three Thousand Fifty-One and 36/100 Dollars ($143,051.36) on each Reduction Date. Provided Tenant is entitled to a reduction as provided above, then within thirty (30) days after the applicable Reduction Date, Tenant may request, in writing, that Landlord deliver (i) that portion of the Security Deposit in such reduction amount, or (ii) if Tenant has delivered a Letter of Credit pursuant to Section 17.07(B) above, a written authorization of the applicable reduction to the Issuing Bank, which authorization shall be delivered within fifteen (15) days following receipt of Tenant’s written request, and Tenant shall then have thirty (30) days following delivery of such authorization by Landlord to deliver Landlord a replacement Letter of Credit or certificate of amendment to the then existing Letter of Credit conforming in all respects to the requirements of Section 17.07(B) and otherwise in form and substance acceptable to Landlord, in the applicable face amount as of such Reduction Date.

D.Additional Provisions. Notwithstanding anything to the contrary herein, in the event that Landlord draws upon the Letter of Credit (i) solely due to Tenant’s failure to renew the Letter of Credit at least thirty (30) days before its expiration such failure to renew shall not constitute a default hereunder and (ii) Tenant shall at any time thereafter be entitled to provide Landlord with a replacement Letter of Credit that satisfies the requirements hereunder, at which time Landlord shall return the cash proceeds of the original Letter of Credit drawn by Landlord. In the event Landlord improperly draws upon the Letter of Credit or misapplies the Letter of Credit proceeds, Tenant shall have the right to offset such amounts against rent.

Section 17.8.Entire Agreement; No Representations; Modification.
This Lease is intended by the parties to be a final expression of their agreement and as a complete and exclusive statement of the terms thereof. All prior negotiations, considerations and representations between the parties (oral or written) are incorporated herein. No course of prior dealings between the parties or their officers, employees, agents or affiliates shall be relevant or admissible to supplement, explain or vary any of the terms of this Lease. No representations, understandings, agreements, warranties or promises with respect to the Leased Premises or the Building, or with respect to past, present or future tenancies, rents, expenses, operations, or any other matter, have been made or relied upon in the making of this Lease, other than those specifically set forth herein. This Lease may only be modified, or a term thereof waived, by a writing signed by an authorized officer of Landlord and Tenant expressly setting forth said modification or waiver.
Section 17.9.Severability.
If any term or provision of this Lease, or the application thereof to any Person or circumstance, shall be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.
Section 17.10.Joint and Several Liability.
If two or more Persons shall sign this Lease as Tenant, the liability of each such Person to pay the Rent and perform all other obligations hereunder shall be deemed to be joint and several, and all Notices, payments and agreements given or made by, with or to any one of such Persons shall be deemed to have been given or made by, with or to all of them. In like manner, if Tenant shall be a partnership or other legal entity, the partners or members of which are, by virtue of any applicable law, rule, or regulation, subject to personal liability, the liability of each such partner or member under this Lease shall be joint and several and each such partner or member shall be fully obligated hereunder and bound hereby as if each such partner or member had personally signed this Lease.
Section 17.11.Broker’s Commission.
Other than Newmark, representing Landlord, and Cushman and Wakefield, representing Tenant (collectively, “Broker”), Landlord and Tenant each warrants and represents to the other that no broker, finder or agent has acted for or on its behalf in connection with the negotiation, execution or procurement of this Lease. Except for the Broker and subject to the next sentence, Landlord and Tenant each agrees to indemnify and hold the other harmless from and against all liabilities, obligations and damages arising, directly or indirectly, out of or in connection with a claim from a broker, finder or agent with respect to this Lease or the negotiation thereof, including costs and attorneys’ fees incurred in the defense of any claim made by a broker alleging to have performed services on behalf of the indemnifying party. Landlord agrees to pay Broker a commission with respect to this Lease in accordance with a separate written agreement between Landlord and Broker.
Section 17.12.No Option; Irrevocable Offer.
The submission of this Lease by Landlord, its broker, agent or representative, for examination or execution by Tenant, does not constitute an option or offer to lease the Leased Premises upon the terms and conditions contained herein or a reservation of the Leased Premises in favor of Tenant; it being intended hereby that notwithstanding the preparation of space plans and/or tenant improvements plans, etc., and/or the expenditure by Tenant of time and/or money while engaged in negotiations in anticipation of it becoming the Tenant under this Lease, or Tenant’s forbearing pursuit of other leasing opportunities, or even Tenant’s execution of this Lease and submission of same to Landlord, that this Lease shall become effective and binding upon Landlord only upon the execution hereof by Landlord and its delivery of a fully executed counterpart hereof to Tenant. No exception to the foregoing disclaimer is intended, nor shall any be implied, from expressions of Landlord’s willingness to negotiate with respect to any of the terms and conditions contained herein.
Section 17.13.Inability to Perform.
Except for the payment of monetary obligations, in any case where either party hereto is required to do any act, and the performance of such act is prevented, delayed or stopped due to any of the following (“Force Majeure”): acts of God or nature, war, terrorism, civil commotion, fire, flood or other Casualty, labor difficulties (provided each party shall use commercially reasonable efforts to resolve such labor difficulties), shortages of labor or materials or equipment, government regulations, delay by government or regulatory agencies with respect to approval or permit process, unusually severe weather or other reasonably unforeseeable circumstances not within the control of the party or its agents delayed in performing work or doing acts required under the terms of this Lease, the time for performance of such act (whether designated by a fixed date, a fixed time or a “reasonable time”) shall be deemed to be extended by the period of such prevention, delay or stoppage. Notwithstanding anything contained in this Lease to the contrary, if either party is unable to perform or delayed in performing any of its obligations under this Lease to the extent due to a foregoing event, such party shall not be in default under this Lease; provided, however, that nothing contained in this Section shall (i) extend the time at which Tenant is entitled to terminate this Lease pursuant to any express termination right under this Lease, or (ii) permit Tenant to holdover in the Leased Premises after the Termination Date. It shall be a condition of the right to claim an extension of time or other consequence as a result of any of the foregoing events that the party seeking such extension or consequence shall notify the other party thereof, specifying the nature and (to the extent known) the estimated length thereof. If such Notice is given later than five (5) Business Days after the notifying party first has actual knowledge of the existence of the event, then the event occurring during the period commencing on such fifth (5th) Business Day and ending on the date of such Notice, shall be disregarded and deemed not to have occurred.
Section 17.14.Survival.
Occurrence of the Termination Date shall not relieve Tenant from its obligations accruing prior to the expiration of the Term. All such obligations shall survive termination of this Lease.
Section 17.15.Corporate Tenants.
If Tenant is not an individual, Tenant hereby covenant(s) and warrant(s) that: (i) Tenant is duly formed, qualified to do business and in good standing in the State of California; and (ii) the individual(s) executing this Lease on behalf of Tenant are duly authorized by such Person to execute and deliver this Lease on behalf of Tenant. Tenant shall remain qualified to do business and in good standing in the State of California throughout the Term.
Section 17.16.Construction of Certain Terms.
The term “including” shall mean in all cases “including, without limitation.” Wherever Tenant is required to perform any act hereunder, such party shall do so at its sole cost and expense, unless expressly provided otherwise. All payments to Landlord, other than Minimum

Rent, whether as reimbursement or otherwise, shall be deemed to be Additional Rent, regardless of whether denominated as “Additional Rent.” The parties acknowledge that this Lease has been agreed to by both the parties, that both Landlord and Tenant have consulted with attorneys with respect to the terms of this Lease and that no presumption shall be created against Landlord because Landlord drafted this Lease.
Section 17.17.Showing of Leased Premises.
Subject to Section 7.02, above, Landlord may enter upon the Leased Premises for purposes of showing the Leased Premises to Mortgagees, prospective Mortgagees, insurers, prospective insurers, investors, underwriters, and purchasers and prospective purchasers at any time during the Term and to prospective tenants during the last twelve (12) months of the Term, subject to execution of a reasonable and customary nondisclosure agreement by any person other than Landlord having access to the Leased Premises, and after providing at least two (2) Business Days’ Notice. Notwithstanding the foregoing, if any Mortgagee, prospective Mortgagee, insurer or prospective insurer refuses to execute a nondisclosure agreement, then such Mortgagee, prospective Mortgagee, insurer or prospective insurer shall nevertheless be permitted to access the Leased Premises for purposes of completing customary underwriting activities (i.e., seismic and property condition reports) in the Leased Premises.
Section 17.18.Relationship of Parties.
This Lease shall not create any relationship between the parties other than that of Landlord and Tenant.
Section 17.19.Rule Against Perpetuities.
Notwithstanding any provision in this Lease to the contrary, if the Term has not commenced within twenty-one (21) years after the date of this Lease, this Lease shall automatically terminate on the twenty-first (21st) anniversary of the date of this Lease. The sole purpose of this provision is to avoid any possible interpretation of this Lease as violating the Rule Against Perpetuities, or any other rule of law or equity concerning restraints on alienation.
Section 17.20.Choice of Law.
This Lease shall be construed, and all disputes, claims, and questions arising hereunder shall be determined in accordance with the laws of the State of California without reference to its choice of law principles.
Section 17.21.Choice of Forum.
Any action involving a dispute relating in any manner to this Lease, the relationship of Landlord/Tenant, the use or occupancy of the Leased Premises, and/or any claim of injury or damage shall be filed and adjudicated solely in the state or federal courts of the jurisdiction in which the Leased Premises are located.
Section 17.22.Hazardous Substances.
No Hazardous Substances (as hereafter defined) shall be used, generated, stored, treated, released, disposed or otherwise managed by or on behalf of Tenant or any invitee at the Leased Premises or the Building with the exception of appropriate amounts of office and cleaning products customarily and lawfully used in conjunction with an office use and/or any materials used in connection with any maintenance required to be performed by Tenant hereunder. Tenant shall immediately notify Landlord upon discovery of any Hazardous Substance release affecting the Leased Premises and, at Landlord’s option, commence and thereafter diligently pursue remediation to Landlord’s satisfaction or reimburse Landlord’s costs of investigation or remediation of any release of Hazardous Substances arising from any act or omission of Tenant, its employees, agents, contractors or invitees within five (5) Business Days after demand therefor. Subject to Section 7.02, above, Tenant shall cooperate with Landlord and provide access to the Leased Premises from time to time for inspections and assessments of environmental conditions and shall remove all Hazardous Substances released by Tenant from the Leased Premises upon expiration or termination of the Lease. Tenant agrees to indemnify, defend and hold Landlord and Landlord’s Indemnitees harmless from and against all Losses which may be imposed upon, incurred by or asserted against Landlord or Landlord’s Indemnitees by a third party and arising, directly or indirectly, out of or in connection with the presence of

Hazardous Substances at or affecting the Building due to any act or failure to act of Tenant, its agents, servants, employees or contractors.
Landlord warrants to Tenant that, to Landlord’s actual knowledge and except as disclosed in writing to Tenant, as of the Delivery Date, the Leased Premises will not contain any asbestos or asbestos-containing materials in quantities that violate any applicable Laws in effect on the Delivery Date. Landlord shall, at Landlord’s sole cost, comply with all applicable Laws relating to the investigation, monitoring, disposal, remediation and/or removal of Hazardous Substances in violation of any applicable Laws except for which Tenant is responsible pursuant to the terms hereof including, without limitation, those (a) present in the Leased Premises prior to the Commencement Date except to the extent brought thereon by Tenant or any of Tenant’s employees, assignees, subtenants, agents, contractors and representatives (“Pre-Existing Hazardous Substances”), or (b) brought, used, generated, emitted or disposed of by Landlord in the Leased Premises (“Landlord Hazardous Materials”). Further, if any Hazardous Substances are released in the Leased Premises by a Person other than Landlord, Landlord’s Indemnities, Tenant or any of Tenant’s or any of Tenant’s employees, assignees, subtenants, agents, contractors and representatives, then Landlord shall not be in breach hereof or liable to Tenant for damages but Landlord, at its sole cost, shall use commercially reasonable efforts to cause such Person to investigate, monitor, dispose, remediate and/or remove such Hazardous Substances to the extent required by applicable Laws. Subject to the terms and conditions of this Lease, Landlord agrees to indemnify, defend and hold Tenant harmless from and against all Losses which may be imposed upon, incurred by or asserted against Tenant by a third party and arising solely and directly out of any Pre-Existing Hazardous Substances or any Landlord Hazardous Materials.
As used herein, “Hazardous Substances” shall mean (i) hazardous or toxic substances, wastes, materials, pollutants and contaminants which are included in or regulated by any federal, state or local law, regulation, rule or ordinance, including CERCLA, Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, and the Toxic Substances Control Act, as any of the foregoing may be amended from time to time, (ii) petroleum products, (iii) halogenated and non-halogenated solvents, and (iv) all other regulated chemicals, materials and solutions which, alone or in combination with other substances, are potentially harmful to the environment, public health or safety or natural resources.
Section 17.23.OFAC Certification.
Tenant certifies that: (i) it is not acting, directly or indirectly, for or on behalf of any Person, group entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked Person, entity, nation, or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control; and (ii) it is not engaging in, instigating or facilitating this transaction, directly or indirectly, on behalf of any such Person, group, entity, or nation.
Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorneys’ fees and costs) arising from or related to any breach of the foregoing certification.
Section 17.24.Time is of the Essence.
Time is of the essence with respect to each and every obligation of Tenant arising under this Lease.
Section 17.25.Counterparts; Electronic Signature.
This Lease and any amendments hereto may be executed in counterparts with the same effect as if the parties had executed one instrument, and each such counterpart shall constitute an original of this Lease. Further, the parties hereto consent and agree that this Lease, any amendment hereto and/or any notice to be delivered in accordance herewith may be signed and/or transmitted by electronic mail of a .PDF document and/or using electronic signature technology (e.g., DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and effective to bind the party so signing as a paper copy bearing such party’s hand-written signature. The parties further consent and agree that (a) to the extent a party signs this Lease using such electronic signature technology, by clicking “Sign” is signing this Lease electronically, and (b) the electronic signatures appearing on this Lease, shall be treated, for purposes of validity, enforceability and admissibility, the same as hand-written signatures.
Section 17.26.Confidentiality.
Tenant and Landlord each acknowledges that the contents of this Lease and any related documents are confidential information. Tenant and Landlord each shall keep and maintain such information strictly confidential and shall not disclose such confidential information to any person or entity; provided, however, each such party may disclose the terms and conditions of this Lease if required by law (including without limitation, as deemed necessary or desirable in connection with its status as a public traded company or a subsidiary of a publicly traded company) or court order or in connection with any effort or action to enforce or interpret the terms of this Lease, and to its attorneys, insurance consultants or providers, accountants, employees, auditors, and existing or prospective financial partners, investors, purchasers or lenders provided same are advised by such party of the confidential nature of such terms and conditions as well as to its brokers or other real estate advisors, appraisers, contractors, architects or engineers in connection with the negotiation, administration, or performance of or the exercise of any rights of such party under this Lease, and to any prospective transferees of any or all of such party’s interest in this Lease or the Leased Premises.

Section 17.27.Future Development.
    A.    Tenant understands and agrees that Landlord is, will or may be engaged in the design, development, demolition, construction and leasing activities in connection with additional development of the Project and the Common Areas within areas adjacent to or near the Leased Premises and that these activities may result in, among other things, the creation of temporary periods of noise, vibrations, dust, lights, and odors. Tenant acknowledges that it has received notification of these activities. In addition to Landlord’s rights set forth elsewhere in this Lease, Tenant covenants and agrees that Landlord shall have the right, in the nature of an easement, to subject the Leased Premises and areas adjacent to or near to the Leased Premises to such temporary nuisances during such activities. Notwithstanding the foregoing, Landlord shall use its reasonable efforts to minimize any interference with or disruption of Tenant’s business in the Leased Premises and, subject to the foregoing, neither Landlord nor its related entities or affiliates shall be liable to Tenant for any inconvenience or disruption resulting from such construction nor shall any such inconvenience serve as the basis for any abatement in Rent. Tenant further agrees that Tenant shall take no action to limit or delay Landlord’s activities in connection with the design, development, demolition, construction or leasing of such areas in the Project.

    B.    Landlord reserves the right to subdivide all or a portion of the Project so long as the same does not materially interfere with Tenant’s use of or access to the Leased Premises or Tenant’s parking or signage rights hereunder. Tenant agrees to execute and deliver, upon demand by Landlord and in the form requested by Landlord, any additional documents needed to conform this Lease to the circumstances resulting from a subdivision and any all maps, reciprocal easement agreements or other instruments, documents, and agreements in connection therewith, so long as the same does not materially increase Tenant’s obligations or materially decrease Tenant’s rights under this Lease. Notwithstanding anything to the contrary set forth in this Lease, the separate ownership of any buildings and/or Common Area by an entity other than Landlord shall not affect the calculation of Operating Costs, Insurance Costs or Taxes or Tenant’s payment of Tenant’s Share of any Operating Costs, Insurance Costs or Taxes.

Section 17.28.Approvals and Expenditures.

Whenever this Lease requires an approval, consent, determination or judgment by either Landlord or Tenant, unless another standard is expressly set forth, such approval, consent, determination or judgment and any conditions imposed thereby shall be reasonable and shall not be unreasonably withheld or delayed. Any expenditure by a party permitted or required under this Lease, for which such party demands reimbursement from the other party, shall be limited to the fair market value of the goods and services involved, shall be reasonably incurred, and shall be substantiated by documentary evidence available for inspection and review by the other party.

[Remainder Of Page Intentionally Left Blank; Signature Page To Follow.]

SIGNATURE PAGE TO
OFFICE LEASE AGREEMENT
BETWEEN
SR WINCHESTER, LLC
AND
COUCHBASE, INC.
IN WITNESS WHEREOF, the parties hereto intending to be legally bound hereby have executed this Lease under their respective hands and seals as of the day and year first above written.

LANDLORD:

SR WINCHESTER, LLC,
a Delaware limited liability company

By:	Street Retail, LLC,
a Maryland limited liability company
Its:	Sole Member

By:	/s/ ROBYN SARRAT
Name:	Robyn Sarrat
Title:	Vice President, Legal Leasing

TENANT:

COUCHBASE, INC.,
a Delaware corporation

By:	/s/ GREG HENRY
Name:	Greg Henry
Title:	Senior Vice President & Chief Financial Officer

EXHIBIT A-1

SITE PLAN

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EXHIBIT A-2

LEASED PREMISES AND OUTDOOR TERRACE

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EXHIBIT B
WORK AGREEMENT
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EXHIBIT C

RULES AND REGULATIONS

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EXHIBIT D

RULES FOR TENANT’S CONTRACTORS

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EXHIBIT E
ROOFTOP RULES AND REGULATIONS
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EXHIBIT F
OPTIONS TO EXTEND
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EXHIBIT G

TENANT’S APPROVED SIGNAGE LOCATIONS

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EXHIBIT H

OFFICE TENANT SIGNAGE CRITERIA

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EXHIBIT I

FORM OF LETTER OF CREDIT

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EXHIBIT J
FORM OF GROUND LESSOR NON-DISTURBANCE AGREEMENT
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EXHIBIT K
GROUND LESSOR RETAINED PROPERTY

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